Exhibit 10.9

Execution Version

CONFIDENTIAL

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

Double asterisks denote omissions.

COLLABORATION AND LICENSE AGREEMENT

by and between

VERVE THERAPEUTICS, INC.

and

BEAM THERAPEUTICS INC.

April 3, 2019

i

5.3	Beam Opt-Out Option	39

5.4	Verve Opt-Out Option	39

5.5	Discussion of Proposal	40

Article 6	REGULATORY RESPONSIBILITY	40

6.1	General	40

6.2	Opt-In Products and Collaboration Products	40

6.3	Clinical Trial Data License to Beam	41

Article 7	COMMERCIALIZATION	41

7.1	Commercialization Efforts	41

7.2	Commercialization of Product(s)	41

7.3	US Commercialization Plan	41

7.4	Commercialization Reports	41

7.5	Commercialization Costs	42

7.6	Co-Promotion	42

Article 8	MANUFACTURING	42

8.1	Clinical Supply Plan	42

8.2	Commercial Supply	43

8.3	Manufacturing Intellectual Property	43

Article 9	DELIVERY TECHNOLOGY	44

9.1	General	44

9.2	Third Party Agreements	44

Article 10	PAYMENTS AND CONSIDERATION; EQUITY PURCHASE	44

10.1	Initial Issuance	44

10.2	Development Milestone Payments	45

10.3	Net Sales Milestones	46

10.4	Royalties	46

10.5	Revenue and Cost Sharing in the Collaboration Territory; Reconciliation Payments	49

10.6	Currency Exchange	52

10.7	Record-Keeping and Audit	52

10.8	Income Tax Withholding	53

Article 11	CONFIDENTIALITY AND PUBLICATION	54

11.1	Confidentiality; Exceptions	54

11.2	Authorized Disclosure	55

11.3	Publications	55

11.4	Press Releases; Disclosure of Agreement	56

11.5	Use of Names	56

11.6	Termination of Prior Agreement	56

11.7	Remedies	57

Article 12	REPRESENTATIONS, WARRANTIES AND COVENANTS	57

12.1	Representations and Warranties of Each Party	57

12.2	Verve Representations, Warranties and Covenants	57

12.3	Beam Representations, Warranties and Covenants	59

12.4	Disclaimer	60

Article 13	INTELLECTUAL PROPERTY PROVISIONS	61

13.1	Ownership of Intellectual Property	61

13.2	Filing, Prosecution and Maintenance of Patent Rights	61

13.3	Enforcement and Defense of Beam Patent Rights	63

13.4	Enforcement and Defense of Verve Patent Rights, Product-Specific Patent Rights or Joint Collaboration Patent Rights	64

13.5	Patent Term Restoration	65

13.6	Trademarks and Corporate Logos	65

Article 14	INDEMNIFICATION	66

14.1	General Indemnification by Beam	66

14.2	General Indemnification by Verve	67

14.3	Products Liability Claims.	67

14.4	Claims for Indemnification	67

14.5	Disclaimer of Liability	68

Article 15	TERM AND TERMINATION	68

15.1	Term	68

15.2	At-Will Termination by Verve	69

15.3	Termination for Cause	69

15.4	Termination for Patent Challenge	69

15.5	Effects of Termination	70

15.6	Effect of Termination; Survival	73

Article 16	MISCELLANEOUS	74

16.1	Use of Affiliates	74

16.2	Interpretation	74

16.3	Force Majeure	74

16.4	Assignment	75

16.5	Severability	75
16.6	Notices	75
16.7	Dispute Resolution	76
16.8	Governing Law and Arbitration	76
16.9	Entire Agreement; Amendments	77
16.10	Headings	77
16.11	Independent Contractors	77
16.12	Waiver	77
16.13	Cumulative Remedies	77
16.14	Waiver of Rule of Construction	78
16.15	Business Day Requirements	78
16.16	Counterparts	78

SCHEDULES

Schedule 1.14 – Beam Base Editor Patent Rights

Schedule 1.17 – Beam C2C1 Patent Rights

Schedule 1.57.1 – Beam Competitors

Schedule 1.167 – Third Party Agreements

Schedule 2.4.1 – Third Party Agreement Provisions

Schedule 4.1.3 – Third Party Agreement Diligence Obligations

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is effective as of April 3, 2019 (the “Effective Date”) and is entered into by and between Verve Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (“Verve”) and Beam Therapeutics Inc., a corporation organized and existing under the laws of the State of Delaware (“Beam”, collectively with Verve, the “Parties” and each, a “Party”).

RECITALS:

WHEREAS, Verve or its Affiliates owns or controls certain technology related to gene editing and certain technology related to the Licensed Targets (as hereinafter defined);

WHEREAS, Beam or its Affiliates owns or controls certain technology related to DNA base editing and RNA base editing platforms, including technology with respect to guide RNAs;

WHEREAS, Verve and Beam desire to enter into a collaboration to develop and commercialize Products (as hereinafter defined) upon the terms and conditions set forth herein;

WHEREAS, for purposes of such collaboration, Verve desires to obtain a license under certain intellectual property, including the Beam Base Editor Technology, upon the terms and conditions set forth herein, and Beam desires to grant such a license; and

WHEREAS, each Party may desire to, pursuant to the terms of this Agreement, grant the other Party rights to certain delivery technology that comes under such grantor Party’s control during the Term (as hereinafter defined) for use in base editing or gene editing products, as the case may be;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, Verve and Beam hereby agree as follows:

Article 1 DEFINITIONS

Unless specifically set forth to the contrary in this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below or, if not listed below, the meaning designated in this Agreement.

1.1	“AAA” shall have the meaning given to such term in Section 16.8.

1.2	[**].

1.3

“Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., or the Public Health Research Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.

1.4

“Action” shall mean (a) any claim, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), or arbitration brought against a Party by any Third Party and (b) any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority with respect to a Party.

1.5

“Affiliate” shall, with respect to a Person, mean any entity directly or indirectly controlled by, controlling, or under common control with, such Person, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of at least fifty percent (50%) (or the maximum ownership interest permitted by Applicable Law) of the voting securities or other ownership or general partnership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests in an entity. Notwithstanding anything to the contrary in this Agreement, GV 2017, L.P. and any bona fide investment fund or management company controlled by, controlling, or under common control with GV 2017, L.P. shall not be deemed an Affiliate of Verve for purposes of this Agreement.

1.6	“Agreement” shall have the meaning given to such term in the preamble to this agreement.

1.7	“Alliance Manager” shall have the meaning given to such term in Section 3.8.1.

1.8	[**].

1.9

“Applicable Law” means the applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time in the Territory.

1.10	“Base Editor” shall mean [**].

1.11	“Base Editor Product” shall mean [**].

1.12	“Beam” shall have the meaning given to such term in the preamble to this Agreement.

1.13

“Beam Base Editor Know-How” shall mean, subject to Section 2.4.3, all Know-How, patentable or otherwise, which (a) is Controlled by Beam or its Affiliates as of the Effective Date or during the Term, (b) [**] and (c) [**].

1.14

“Beam Base Editor Patent Rights” shall mean, subject to Section 2.4.3, Patent Rights which (a) as of the Effective Date or during the Term are Controlled by Beam or its Affiliates and (b) claim Beam Base Editor Know-How. Beam Base Editor Patent Rights includes those Patent Rights listed on Schedule 1.14.

1.15	“Beam Base Editor Technology” shall mean Beam Base Editor Know-How and Beam Base Editor Patent Rights.

1.16

“Beam C2C1 Know-How” shall mean, subject to Section 2.4.3, all Know-How, patentable or otherwise, which (a) is Controlled by Beam or its Affiliates as of the Effective Date or during the Term, (b) [**] and (c) [**].

1.17

“Beam C2C1 Patent Rights” shall mean Patent Rights which, as of the Effective Date or during the Term, are Controlled by Beam or its Affiliates and claim Beam C2C1 Know-How. Beam C2C1 Patent Rights includes those Patent Rights listed on Schedule 1.17.

1.18	“Beam C2C1 Technology” shall mean the Beam C2C1 Know-How and Beam C2C1 Patent Rights.

1.19

“Beam Collaboration Know-How” shall mean (a) all Know-How, patentable or otherwise, conceived, developed, generated or reduced to practice during the Term solely by Beam or its Affiliates or other persons acting on behalf of Beam through the Development, Commercialization or Manufacture of Licensed Products or otherwise arising out of Beam’s performance of its obligations under this Agreement and (b) all Know-How, patentable or otherwise, that is [**] during the Term (i) solely by either Party, their respective Affiliates or other persons acting on behalf of a Party or (ii) jointly by, on one hand, Beam, its Affiliates or persons acting on behalf of Beam and, on the other hand, Verve, its Affiliates or persons acting on behalf of Verve, in each case of clauses (b)(i) and (ii), through the Development, Commercialization or Manufacture of Products or otherwise arising out of a Party’s performance of its obligations under this Agreement.

1.20	“Beam Collaboration Patent Rights” shall mean Patent Rights which (a) as of the Effective Date or during the Term are Controlled by Beam or its Affiliates and (b) claim Beam Collaboration Know-How.

1.21	“Beam Collaboration Technology” shall mean Beam Collaboration Know-How and Beam Collaboration Patent Rights.

1.22	“Beam Delivery Technology” shall mean, [**].

1.23	“Beam Delivery Technology Product” shall [**].

1.24	“Beam Indemnified Parties” shall have the meaning given to such term in Section 14.2.

1.25	“Beam IP Competitive Infringement” shall have the meaning given to such term in Section 13.3.1.

1.26	“Beam Manufacturing Know-How” shall have the meaning given to such term in Section 8.3.

1.27	“Beam Manufacturing Technology” shall have the meaning given to such term in Section 8.3.

1.28	“Beam Opt-In Option” shall have the meaning given to such term in Section 5.1.

1.29	“Beam Opt-Out Date” shall have the meaning given to such term in Section 5.3.

1.30	“Beam Opt-Out Option” shall have the meaning given to such term in Section 5.3.

1.31	“Beam Third Party Agreement” shall have the meaning given to such term in Section 12.3.5.

1.32

“Beam-[**] Agreement” shall mean the License Agreement by and between [**], a wholly-owned subsidiary of Beam, dated as of [**], as such agreement may be amended from time to time in accordance with its terms.

1.33	“Beam-[**] Agreement” shall mean the License Agreement by and between [**] and Beam dated as of [**], as such agreement may be amended from time to time in accordance with its terms.

1.34	“Beam-[**] Agreement” shall mean the License Agreement by and between [**] and Beam, dated as of [**], as such agreement may be amended from time to time in accordance with its terms.

1.35	“[**]” shall have the meaning given to such term in Section 1.31.

1.36	“Business Day” means a day other than a Saturday, Sunday, or a bank or other public holiday in New York, New York, United States.

1.37	“C2C1” shall mean [**].

1.38

“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided that the first Calendar Quarter of the Term shall begin on the Effective Date and end on the last day of the then current Calendar Quarter and the last Calendar Quarter of the Term shall begin on the first day of such Calendar Quarter and end on the last day of the Term.

1.39

“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided that the first Calendar Year of the Term shall begin on the Effective Date and end on December 31 of the then current Calendar Year and the last Calendar Year of the Term shall begin on the first day of such Calendar Year and end on the last day of the Term.

1.40	“Challenged Patent Right” shall have the meaning given to such term in Section 1.128.

1.41

“Change of Control” means, with respect to a Person, any of the following: (a) the sale or disposition of all or substantially all of the assets of such Person to a non-Affiliate of such Person, (b) the acquisition by a non-Affiliate of such Person, directly or indirectly, other than by an employee benefit plan (or related trust) sponsored or maintained by such Person or any of its Affiliates, of more than fifty percent (50%) of such Person’s outstanding shares of voting capital stock or similar equity (e.g., capital stock entitled to vote generally for the election of directors), (c) the merger or consolidation of such Person with or into another corporation or entity, or (d) a liquidation or dissolution of such Person or any direct or indirect parent of such Person, excluding, in the case of (b) or (c) above, an acquisition or a merger or consolidation of a Person in which holders of shares of such Person’s voting capital stock or similar equity immediately prior to the acquisition, merger or consolidation have more than fifty percent (50%) of the ownership of voting capital stock or similar equity of the acquiring non-Affiliate or the surviving corporation or entity in such merger or consolidation, as the case may be, immediately after the merger or consolidation. Notwithstanding the foregoing, a Change of Control will not be deemed to occur on account of a sale of assets, merger or other transaction effected exclusively for the purpose of changing the corporate domicile or legal form of such Person.

1.42	[**].

1.43	“Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, or Phase IV Clinical Trial.

1.44

“Clinical Trial Data” shall mean, with respect to a Product that is a Licensed Product or Collaboration Product, (a) all pharmacokinetic, clinical, safety and other similar data that relate to the Development of such Product, including all data and information related to any Clinical Trials of such Product (including all final reports and case report forms) and (b) all clinical test designs and operating records related to any Clinical Trial for such Product.

1.45	“Code” shall have the meaning given to such term in Section 15.5.3.

1.46	“Collaboration Marks” shall have the meaning given to such term in Section 13.6.1.

1.47

“Collaboration Product” shall mean an Opt-In Product for which (a) Beam has elected the Beam Opt-In Option in accordance with Section 5.1, (b) Beam has not elected the Beam Opt-Out Option and (c) Verve has not elected the Verve Opt-Out Option.

1.48	“Collaboration Technology” shall mean the Beam Collaboration Technology, the Verve Collaboration Technology and the Joint Collaboration Technology.

1.49	“Collaboration Territory” shall mean the United States, its territories and possessions.

1.50

“Collaboration Territory Revenue” shall mean, for any given time period, [**]. Collaboration Territory Revenue in any given time period shall be determined on an accrual basis from the Parties’ books and records maintained in accordance with GAAP.

1.51

“Commercial Operations” means, with respect to any Person and a country, the promotion, marketing or selling of any pharmaceutical or biologic product in such country by such Person or its Affiliates, either itself or jointly with a Third Party.

1.52

“Commercialization Budget” shall mean, with respect to a Collaboration Product in the Collaboration Territory, the budget for Shared Commercialization Costs included in the US Commercialization Plan for such Collaboration Product.

1.53

“Commercialization Senior Officer” shall mean, with respect to a Party, any officer designated under Section 3.3.3 (or such officer’s designee) that has the requisite decision-making authority and expertise within such Party to make decisions related to Commercialization under this Agreement.

1.54	“Commercialize” shall mean to promote, market, distribute, sell and provide product support for a Product, and “Commercializing” and “Commercialization” shall have correlative meanings.

1.55

“Commercially Reasonable Efforts” shall mean, with respect to the efforts and resources to be expended by a Party with respect to any objective, the efforts and resources [**]. It is anticipated that the level of effort to be expended in the use of Commercially Reasonable Efforts will change over time, including to reflect changes in the status of the Product and the countries (or markets) involved. For the avoidance of doubt, where a Party has an obligation to use Commercially Reasonable Efforts, the efforts of such Party and its Affiliates and sublicensees shall be considered in determining whether such Party has satisfied such obligation.

1.56	“Committee” shall mean the JSC and any Subcommittee.

1.57	“Competitor” means:

1.57.1

with respect to Beam, [**]. An entity that is a Competitor under the foregoing clause (b) shall only be deemed a Competitor for so long as such control exists. [**]. After Beam has added such [**] additional entities, Beam may propose that [**] or more additional entities that meet the requirements set forth in the foregoing (i) and (ii) be added to Schedule 1.57.1, and such entity(ies) shall only be added to Schedule 1.57.1 by mutual written agreement of the Parties.

1.57.2	and with respect to Verve, a Third Party that is, or has an Affiliate that is, (i) developing or commercializing a Verve Competitive Product or (ii) engaged in a Verve Competitive Program.

1.58	“Confidential Information” shall have the meaning given to such term in Section 11.1.

1.59

“Control”, “Controls” or “Controlled by” shall mean, with respect to any product, Patent Right or other tangible or intangible intellectual property right, the possession (whether by ownership or license, other than licenses granted pursuant to this Agreement) by a Party or its Affiliate of the ability to grant to the other Party access to, ownership of, or a license or sublicense under, such product, Patent Right, or other intellectual property without violating the terms of any agreement or other arrangement with any Third Party; provided, however, that any product, Patent Right or other tangible or intangible intellectual property right Controlled by (a) a Future Acquirer of a Party or (b) a Third Party that becomes an Affiliate of a Party due to a Change of Control of such Party following the Effective Date will not be treated as “Controlled” by such Party or its Affiliate for purposes of this Agreement.

1.60

“Co-Promote” shall mean the joint promotion of a Product by Verve and Beam through their respective sales forces under a single trademark in the Collaboration Territory, but shall not include any Manufacturing activities or Development activities or any other actions undertaken with Regulatory Authorities in order to obtain or maintain Marketing Authorizations. “Co-Promotion” and “Co-Promoting” shall have a correlative meaning.

1.61	“Co-Promotion Agreement” shall have the meaning given to such term in Section 7.6.

1.62	“Cost of Goods Manufactured” shall mean, with respect to a Product, [**].

1.63	“Cost Report” shall have the meaning given to such term in Section 10.5.2(a).

1.64

“Covered” shall mean, with respect to a given product, process, method or service, that a Valid Claim would (absent a license thereunder or ownership thereof) be infringed (whether directly infringed or indirectly by induced or contributory infringement) by the making, using, selling, offering for sale, importation or other exploitation of such product, process, method or service. With respect to a claim of a pending patent application, “infringed” refers to activity that would infringe or be covered by such Valid Claim if it were contained in an issued patent. Cognates of the word “Covered” shall have correlative meanings.

1.65

“CPI” shall mean, with respect to personnel located in the U.S., the Consumer Price Index – All Urban Consumers published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index), and with respect to personnel located outside the U.S., (a) an equivalent index in a foreign country applicable to FTEs in such country, accounting if possible for the area in such country where the personnel are located, or (b) other inflation measure or rate agreed to by the Parties.

1.66	[**].

1.67	“Delivery Technology” shall mean, (a) with respect to Beam, the Beam Delivery Technology and (b) with respect to Verve, the Verve Delivery Technology.

1.68	“Delivery Technology Product” shall mean, [**].

1.69

“Detail” means, with respect to a Collaboration Product in the Collaboration Territory, a face-to-face contact between a sales representative and a physician or other medical professional licensed to prescribe drugs, during which a primary position detail (as defined in the Co-Promotion Agreement) or a secondary position detail (as defined in the Co-Promotion Agreement) is made to such person, in each case as measured by each Party’s internal recording of such activity in accordance with the Co-Promotion Agreement; provided that such meeting is consistent with and in accordance with the requirements of Applicable Law and this Agreement. When used as a verb, “Detail” means to engage in a Detail.

1.70

“Develop” shall mean to research, develop, analyze, test and conduct preclinical, clinical and all other regulatory trials for a Product, as well as any and all activities pertaining to manufacturing development, formulation development and lifecycle management, including new formulations and all other activities related to securing and maintaining Marketing Authorization for a Product. “Developing” and “Development” shall have correlative meanings.

1.71

“Development Budget” shall mean, with respect to a Subsequent Development Plan for a Collaboration Product, the budget for Development activities for such Collaboration Product in the Territory under such Development Plan in the Major Markets, as may be amended from time to time by the JSC. Each Development Budget shall be itemized by general Development activity and the Party expected to incur such expense.

1.72	“Development Cost Report” shall have the meaning given to such term in Section 10.5.2(a).

1.73	“Development Plan” shall mean, on a Product-by-Product basis, the Initial Development Plan and the Subsequent Development Plan for such Product.

1.74

“Development Senior Officer” shall mean, with respect to a Party, any officer designated under Section 3.3.3 (or such officer’s designee) that has the requisite decision-making authority and expertise within such Party to make decisions related to Development under this Agreement.

1.75	“Disclosing Party” shall have the meaning given to such term in Section 11.1.

1.76	“Dispute” shall have the meaning given to such term in Section 16.7.

1.77	“EMA” shall mean the European Medicines Agency and any successor Regulatory Authority having substantially the same function.

1.78	“European Union” means the organization of member states of the European Union, as it may be constituted from time to time during the Term.

1.79	“Existing Confidentiality Agreement” shall have the meaning given to such term in Section 11.6.

1.80	“FDA” shall mean the United States Food and Drug Administration and any successor Regulatory Authority having substantially the same function.

1.81	“Field” shall mean the prevention or treatment of human diseases.

1.82	“First Commercial Sale” shall mean, with respect to a Product in a country, [**].

1.83

“FTE” shall mean [**] hours of work devoted to or in support of Development or Commercialization activities under this Agreement that is carried out by one or more qualified employees, contract personnel or consultants of a Party, measured in accordance with such Party’s normal time allocation practices.

1.84	“FTE Cost” shall mean, for any period, the FTE Rate multiplied by the number of FTEs in such period.

1.85	“FTE Rate” shall mean, (a) for the period during the Term through the end of the first full Calendar Year, a rate of [**] U.S. Dollars ($[**]) per FTE and [**].

1.86	“Fully Absorbed Standard Costs” shall mean, with respect to a Product, [**].

1.87

“Future Acquirer” shall mean, with respect to a Party, the non-Affiliate party to any Change of Control of such Party and such non-Affiliate Person’s Affiliates immediately prior to the Change of Control.

1.88	“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

1.89

“Governmental Authority” shall mean any United States federal, state or local, or any foreign, government or political subdivision thereof, or any multinational organization or authority, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

1.90	“[**]” has the meaning set forth in Section 1.34.

1.91

“IND” shall mean an investigational new drug application, clinical trial authorization, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.92	“Indemnified Party” shall have the meaning given to such term in Section 14.4.1.

1.93	“Indemnifying Party” shall have the meaning given to such term in Section 14.4.1.

1.94	“Independent Product” means any Base Editor Product or Nuclease Product that is not a Licensed Product or a Delivery Technology Product.

1.95	“Indication” shall mean [**].

1.96	“Initial Development Plan” shall have the meaning given to such term in Section 4.3.1.

1.97	“Initiate” or “Initiation” shall mean, with respect to a Clinical Trial, the administration of the first dose to a human subject in such Clinical Trial.

1.98	“Institution” means each of [**].

1.99	[**].

1.100	“JMC” shall have the meaning given to such term in Section 3.5.1.

1.101

“Joint Collaboration Know-How” shall mean all Know-How, patentable or otherwise, conceived, developed, generated or reduced to practice during the Term jointly by, on one hand, Beam, its Affiliates or persons acting on behalf of Beam and, on the other hand, Verve, its Affiliates or persons acting on behalf of Verve, in each case through the Development, Commercialization or Manufacture of Products or otherwise arising out of a Party’s performance of its obligations under this Agreement; provided that [**].

1.102	“Joint Collaboration Patent Rights” shall mean Patent Rights claiming any Joint Collaboration Know-How.

1.103	“Joint Collaboration Technology” shall mean the Joint Collaboration Know-How and Joint Collaboration Patent Rights.

1.104	“JRC” shall have the meaning given to such term in Section 3.4.1.

1.105	“JSC” shall have the meaning given to such term in Section 3.3.

1.106

“Know-How” shall mean any invention, discovery, development, data, information, process, method, technique, trade secret, composition of matter, formulation, article of manufacture or other know-how, and any physical embodiments of any of the foregoing.

1.107	[**].

1.108

“Licensed Base Editor Product” means, on a country-by-country basis, any Base Editor Product (a) the making, using, selling, offering for sale, importing or exporting of which in the country in question is Covered by at least one Valid Claim of the Beam Base Editor Patent Rights or (b) was made, discovered, developed or determined to have utility through the use of any of the Beam Base Editor Technology. For clarity, a Licensed Base Editor Product can also be Covered by one or more Valid Claims of the Beam C2C1 Patent Rights or have been made, discovered, developed or determined to have utility through the use of the Beam C2C1 Technology.

1.109

“Licensed C2C1 Product” means, on a country-by-country basis, any Nuclease Product (a) the making, using, selling, offering for sale, importing or exporting of which in the country in question is Covered by at least one Valid Claim of the Beam C2C1 Patent Rights or (b) was made, discovered, developed or determined to have utility through the use of any of the Beam C2C1 Technology.

1.110	“Licensed Product” means Licensed Base Editor Products and Licensed C2C1 Products.

1.111	“Licensed Targets” shall mean ANGPTL3, PCSK9, [**].

1.112	“Licensee” shall have the meaning given to such term in Section 1.127.

1.113	“Licensor” shall have the meaning given to such term in Section 1.127.

1.114	“Losses” shall have the meaning given to such term in Section 14.1.

1.115	“Major Market” means each of [**].

1.116

“Manufacture” or “Manufacturing” shall mean, with respect to a Product, including components thereof, the receipt, handling and storage of materials, the manufacturing, processing, packaging and labeling (excluding the development of packaging and labeling components for Marketing Authorization), holding (including storage), quality assurance and quality control testing (including release) of such compound or product (other than quality assurance and quality control related to development of the manufacturing process, which activities shall be considered Development activities) and shipping of such Product (or components thereof).

1.117	“Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a product in any country, including Pricing Approval if necessary.

1.118	“Material Transfer Agreement” shall have the meaning given to such term in Section 2.6.5.

1.119	“[**]” shall mean [**].

1.120

“NDA” shall mean a New Drug Application, Biologics License Application, Worldwide Marketing Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain Marketing Authorization for a biological, pharmaceutical or diagnostic product in the applicable jurisdiction.

1.121	“Net Sales” shall mean [**].

1.122	“Nuclease Product” shall mean [**].

1.123	“Opt-In Information Package” shall have the meaning given to such term in Section 5.1.

1.124	“Opt-In Product” shall mean [**] (a) Licensed Product, (b) [**] other Nuclease Product or (c) [**] other Base Editor Product [**].

1.125	“Opt-Out Date” shall mean the Beam Opt-Out Date or the Verve Opt-Out Date, as applicable.

1.126	“Party” or “Parties” shall have the meaning given to such term in the preamble to this Agreement.

1.127	“Party Materials” shall have the meaning given to such term in Section 2.6.1.

1.128

“Patent Challenge” means any direct or indirect dispute or challenge, or any knowing, willful or reckless assistance in the dispute or challenge, of the validity, patentability, scope, priority, construction, non-infringement, inventorship, ownership or enforceability of any Patent Right (a “Challenged Patent Right”) licensed by a Party (the “Licensor”) to the other Party (the “Licensee”) under this Agreement or any claim thereof, or opposition or assistance in the opposition of the grant of any letters patent within the Challenged Patent Rights, in any legal or administrative proceedings, including in a court of law, before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction, or in arbitration including by reexamination, inter partes review, opposition, interference, post-grant review, nullity proceeding, preissuance submission, third party submission, derivation proceeding or declaratory judgment action; provided, however, that the term Patent Challenge shall not include (a) the Licensee or any of its Affiliates or sublicensees being an essential party in any patent interference proceeding before the United States Patent and Trademark Office, which interference the Licensee or its applicable Affiliate or sublicensee acts in good faith to try to settle or (b) the Licensee or any of its Affiliates or sublicensees, due to its status as an exclusive licensee of patent rights other than the Challenged Patent Rights, being named by the Licensor of such patent rights as a real party in interest in such an interference, so long as the Licensee or its applicable Affiliate or sublicensee either abstains from participation in, or acts in good faith to settle, the interference. For clarity, a Patent Challenge shall not include arguments made by the Licensee that (x) distinguish the inventions claimed in Patent Rights owned or controlled by the Licensee from those claimed in the Challenged Patent Rights but (y) do not disparage the Challenged Patent Rights or raise any issue of Challenged Patent Rights’ compliance with or sufficiency under applicable patent laws, regulations or administrative rules, in each case (i) in the ordinary course of ex parte prosecution of the Patent Rights owned or controlled by the Licensee or (ii) in inter partes proceedings before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction (excluding interferences or derivation proceedings), or in arbitration, wherein the Patent Rights owned or controlled by the Licensee have been challenged. For further clarity, unless in conflict with the definition of a “Patent Challenge” that exists as of the Effective Date under a Third Party Agreement applicable to the Challenged Patent Rights, a Patent Challenge shall not include any counterclaim made, filed or maintained by the Licensee or its applicable Affiliate or sublicensee as a defendant in any claim, demand, lawsuit, cause of action or other action made, filed or maintained by the Licensor or its Affiliate or designee asserting infringement of any Patent Right.

1.129

“Patent Rights” shall mean (a) all patents and patent applications in any country or supranational jurisdiction in the Territory, (b) any substitutions, divisionals, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, (c) foreign counterparts of any of the foregoing, (d) all applications claiming priority to any of the foregoing, (e) any patents issuing on any patent application identified in clauses (a) through (d), (f) any application to which any of the foregoing claim priority and (g) any application that claims common priority with any of the foregoing.

1.130	“Permitted Uses” shall have the meaning given to such term in Section 2.6.2.

1.131

“Person” shall mean an individual, Governmental Authority, government official, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

1.132	“Pharmacovigilance Agreement” shall have the meaning given to such term in Section 3.12.

1.133	“Phase I Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.134	“Phase II Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.135	“Phase III Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.136

“Phase IV Clinical Trial” shall mean (i) any human clinical trial (other than a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial) in any country which is conducted on a Product for an Indication in the Field after Marketing Authorization of such Product has been obtained from an appropriate Regulatory Authority in such country for such Indication, and includes (a) clinical trials conducted voluntarily after Marketing Authorization for enhancing marketing or scientific knowledge of an approved Indication in the Field or (b) trials conducted after Marketing Authorization due to request or requirement of a Regulatory Authority or as a condition of a previously granted Marketing Authorization or (ii) any REMS/RMP related study of a Product for an Indication in the Field after Marketing Authorization of such Product has been obtained from an appropriate Regulatory Authority in such country for such Indication.

1.137	“Post-Approval Shared Development Costs” shall mean, on a Collaboration Product-by-Collaboration Product basis, the sum of [**].

1.138	“Post-Approval Shared Regulatory Costs” shall mean, on an Collaboration Product-by-Collaboration Product basis, the sum of [**].

1.139	“Post-Termination Licensed Technology” shall have the meaning given to such term in Section 15.5.2(b).

1.140

“Pricing Approval” means, with respect to a product in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, (a) receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be) for such product in such country and (b) the earlier to occur of (i) Verve, its Affiliate or sublicensee indicating agreement with such price(s) in such country or (ii) Verve, its Affiliate or sublicensee commencing Commercialization activities for such Product in such country after Marketing Authorization (other than Pricing Approval).

1.141	“Product(s)” shall mean any Base Editor Product, Nuclease Product or Delivery Technology Product, as applicable.

1.142	“Product-Specific Know-How” means any Beam Base Editor Know-How, Beam C2C1 Know-How or Beam Collaboration Know-How that [**].

1.143	“Product-Specific Patent Right” means any Beam Base Editor Patent Right, Beam C2C1 Patent Right or Beam Collaboration Patent Right that solely claims or discloses any Product-Specific Know-How.

1.144	“Receiving Party” shall have the meaning given to such term in Section 11.1.

1.145	“Reconciliation Report” shall have the meaning given to such term in Section 10.5.2(d).

1.146

“Regulatory Authority” shall mean any applicable Governmental Authority involved in granting approvals for the manufacturing or marketing of a Product (including Marketing Authorizations therefor) in the Territory, including in the United States, the FDA, and in the European Union, the EMA.

1.147	“Regulatory Documentation” shall have the meaning given to such term in Section 6.2.

1.148	“Research Plan” shall have the meaning given to such term in Section 4.2.

1.149	“Royalty Term” shall mean:

1.149.1

on a country-by-country and Licensed Product-by-Licensed Product basis, the period during which royalties shall be paid on the sum of Net Sales of such Licensed Product in such country, from the First Commercial Sale of such Licensed Product until the latest of: (a) the expiration date of the last to expire Valid Claim within the Beam Base Editor Patent Rights, Beam C2C1 Patent Rights, Beam Collaboration Patent Rights, Patent Rights within Beam Delivery Technology or Joint Collaboration Patent Rights Covering the applicable Licensed Product (or if the last such Valid Claim with respect to such Licensed Product in such country is a pending Valid Claim, the date such pending Valid Claim ceases to be a Valid Claim; provided, however, that subsequent issuance of such Valid Claim shall again extend the Royalty Term from the date of such issuance to the expiration date of such Valid Claim); (b) the period of regulatory exclusivity associated with such Licensed Product in such country; or (c) ten (10) years after the First Commercial Sale of such Licensed Product in such country;

1.149.2

on a country-by-country and Beam Delivery Technology Product-by-Beam Delivery Technology Product basis, the period during which royalties shall be paid on the sum of Net Sales of such Beam Delivery Technology Product in such country, from the First Commercial Sale of such Beam Delivery Technology Product until the latest of: (a) the expiration date of the last to expire Valid Claim within the Patent Rights within Verve Delivery Technology Covering the applicable Beam Delivery Technology Product (or if the last such Valid Claim with respect to such Beam Delivery Technology Product in such country is a pending Valid Claim, the date such pending Valid Claim ceases to be a Valid Claim; provided, however, that subsequent issuance of such Valid Claim shall again extend the Royalty Term from the date of such issuance to the expiration date of such Valid Claim); (b) the period of regulatory exclusivity associated with such Beam Delivery Technology Product in such country; or (c) ten (10) years after the First Commercial Sale of such Beam Delivery Technology Product in such country;

1.149.3

on a country-by-country and Verve Delivery Technology Product-by-Verve Delivery Technology Product basis, the period during which royalties shall be paid on the sum of Net Sales of such Verve Delivery Technology Product in such country, from the First Commercial Sale of such Verve Delivery Technology Product until the latest of: (a) the expiration date of the last to expire Valid Claim within the Patent Rights within Beam Delivery Technology Covering the applicable Verve Delivery Technology Product (or if the last such Valid Claim with respect to such Verve Delivery Technology Product in such country is a pending Valid Claim, the date such pending Valid Claim ceases to be a Valid Claim; provided, however, that subsequent issuance of such Valid Claim shall again extend the Royalty Term from the date of such issuance to the expiration date of such Valid Claim); (b) the period of regulatory exclusivity associated with such Verve Delivery Technology Product in such country; or (c) ten (10) years after the First Commercial Sale of such Verve Delivery Technology Product in such country; or

1.149.4

on a country-by-country and Terminated Reversion Product-by-Terminated Reversion Product basis, the period during which royalties shall be paid on the sum of Net Sales of such Terminated Reversion Product in such country, from the First Commercial Sale of such Terminated Reversion Product until the latest of: (a) the expiration date of the last to expire Valid Claim within the Patent Rights within the Post-Termination Licensed Technology Covering the applicable Terminated Reversion Product (or if the last such Valid Claim with respect to such Terminated Reversion Product in such country is a pending Valid Claim, the date such pending Valid Claim ceases to be a Valid Claim; provided, however, that subsequent issuance of such Valid Claim shall again extend the Royalty Term from the date of such issuance to the expiration date of such Valid Claim); (b) the period of regulatory exclusivity associated with such Terminated Reversion Product in such country; or (c) ten (10) years after the First Commercial Sale of such Terminated Reversion Product in such country.

1.150	“Safety Issue” shall mean, with respect to a Product, [**].

1.151	“Sales and Marketing Expenses” shall mean the sum of [**].

1.152	“Senior Officers” shall have the meaning given to such term in Section 3.3.3.

1.153	“Shared Commercialization Costs” shall mean, with respect to a Collaboration Product, the sum of the following: [**].

1.154	“Shared Costs” shall mean any Shared Commercialization Costs or Shared Development Costs.

1.155	“Shared Development Costs” shall mean, with respect to a Collaboration Product, the sum of [**].

1.156	“Shared Distribution Costs” shall mean the sum of [**].

1.157	“Subcommittees” shall mean the JRC, JDC, JMC, JCC or any other committee or subcommittee (other than the JSC) formed in accordance with this Agreement.

1.158	“Subsequent Development Plan” shall have the meaning given to such term in Section 4.3.2(a).

1.159	“Supply Agreement(s)” shall mean any and all supply agreements entered into by the Parties (or their respective Affiliates) with respect to Products as of the Effective Date or thereafter.

1.160	“Surviving Sublicensee” shall have the meaning given to such term in Section 2.2.4.

1.161	“Technology Transfer Plan” shall have the meaning given to such term in Section 2.5.

1.162	“Term” shall have the meaning given to such term in Section 15.1.

1.163	“Terminated Product” shall have the meaning given to such term in Section 15.5.1.

1.164	“Terminated Reversion Product” shall have the meaning given to such term in Section 15.5.2(a).

1.165	“Territory” shall mean all of the countries in the world, and their territories and possessions.

1.166	“Third Party” shall mean a Person other than Verve, Beam or their respective Affiliates.

1.167

“Third Party Agreements” shall mean (a) subject to Section 3.3.3(b)(viii), any agreement entered into after the Effective Date between a Third Party and Verve or its Affiliate pursuant to which Verve or its Affiliate gains rights to use such Third Party’s intellectual property in the Development, Manufacture or Commercialization of a Licensed Product or Collaboration Product under this Agreement, (b) with respect to Beam, any agreement set forth on Schedule 1.167(a) and, with respect to Verve, any agreement set forth on Schedule 1.167(b) or (c) any agreement between a Third Party and a Party or its Affiliate that is deemed a “Third Party Agreement” under Section 2.4.3 or 9.2.

1.168	“Third Party Payments” shall mean compensation paid to any Third Party by a Party or by both Parties (or their respective Affiliates) under any Third Party Agreement.

1.169	“US Commercialization Plan” shall have the meaning given to such term in Section 7.3.1.

1.170

“Valid Claim” means, with respect to any Patent Rights, (a) a claim of an issued and unexpired patent within such Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer, or (iii) permanently lost through an interference or opposition proceeding without any right of appeal or review, or not appealed or put in for review within the applicable statutory or regulatory period; or (b) a pending claim of a pending patent application within such Patent Rights that has not been (i) abandoned or finally rejected without the possibility of appeal or refiling or (ii) pending more than [**] from the date of the first substantive office action on such pending patent application, provided such patent application is not pending more than [**] from its earliest priority date. A pending claim that ceases to be a Valid Claim due to the foregoing time limit shall, if it later issues, qualify again as a Valid Claim, provided that it meets the requirements of clauses (a)(i)-(iii) of the foregoing definition.

1.171	“Verve” shall have the meaning given to such term in the preamble to this Agreement.

1.172

“Verve Collaboration Know-How” shall mean all Know-How, patentable or otherwise, conceived, developed, generated or reduced to practice during the Term solely by Verve or its Affiliates or other persons acting on behalf of Verve through the Development, Commercialization or Manufacture of Products or otherwise arising out of Verve’s performance of its obligations under this Agreement; provided that Verve Collaboration Know-How shall not include any Beam Collaboration Know-How.

1.173	“Verve Collaboration Patent Rights” shall mean Patent Rights which (a) as of the Effective Date or during the Term are Controlled by Verve or its Affiliates and (b) claim Verve Collaboration Know-How.

1.174	“Verve Collaboration Technology” shall mean Verve Collaboration Know-How and Verve Collaboration Patent Rights.

1.175	“Verve Competitive Product” shall have the meaning given to such term in Section 1.176.

1.176

“Verve Competitive Program” shall mean any research or development program for which [**], with the goal of discovering or developing (a) a Base Editor Product or (b) a Nuclease Product (such product ((a) or (b)), an “Verve Competitive Product”); provided that, the determination as to whether a Third Party is engaged in a Verve Competitive Program shall be conclusively determined based on [**].

1.177	“Verve Delivery Technology” shall mean, [**].

1.178	“Verve Delivery Technology Product” shall have the meaning given to such term in Section 1.68.

1.179	“Verve Indemnified Parties” shall have the meaning given to such term in Section 14.1.

1.180	“Verve IP Competitive Infringement” shall have the meaning given to such term in Section 13.4.1.

1.181	“Verve Opt-Out Date” shall have the meaning given to such term in Section 5.4.

1.182	“Verve Opt-Out Option” shall have the meaning given to such term in Section 5.4.

1.183	“Verve Third Party Agreement” shall have the meaning given to such term in Section 12.2.7.

1.184	“Verve-[**] Agreement” shall mean the [**] License Agreement by and between [**] and Verve, dated as of [**], as such agreement may be amended from time to time in accordance with its terms.

1.185	“Verve-[**] Agreement” shall mean the [**] License Agreement by and between [**] and Verve, dated as of [**], as such agreement may be amended from time to time in accordance with its terms.

Article 2 LICENSES

2.1	License Grants; Retained Rights.

2.1.1

Subject to the terms and conditions of this Agreement (including Section 2.4.1), Beam hereby grants, and shall cause its Affiliates to grant, to Verve an exclusive (even as to Beam and its Affiliates, except as set forth in Section 2.1.6) license under the Beam Base Editor Technology, Beam C2C1 Technology and Beam’s interest in the Joint Collaboration Technology, with a right to grant and authorize the further grant through multiple tiers of sublicenses in accordance with this Agreement (including Section 2.2), solely to Develop, make, have made, use, offer for sale, sell, have sold, and import Licensed Products in the Field in the Territory.

2.1.2

Subject to the terms and conditions of this Agreement, Verve hereby grants, and Verve shall cause its Affiliates to grant, to Beam a non-exclusive license under the Know-How (patentable or otherwise) and Patent Rights Controlled by Verve or its Affiliates as of the Effective Date or during the Term, and Verve’s interest in the Joint Collaboration Technology, with a right to grant and authorize the further grant through multiple tiers of sublicenses in accordance with this Agreement (including Section 2.2), solely to conduct the activities allocated to Beam under a Research Plan or Development Plan (if any).

2.1.3

Subject to the terms and conditions of this Agreement, Verve hereby grants, and shall cause its Affiliates to grant, to Beam an exclusive license (except with respect to Verve, its Affiliates, licensees and sublicensees) under Verve Delivery Technology, with a right to grant and authorize the further grant of sublicenses in accordance with this Agreement (including Section 2.2), solely to Develop, make, have made, use, offer for sale, sell, have sold, and import product candidates and products (except for Base Editor Products) including a [**] in the Territory.

2.1.4

Subject to the terms and conditions of this Agreement (including Section 2.4.1), Beam hereby grants, and shall cause its Affiliates to grant, to Verve an exclusive license (with Beam and its Affiliates) under Beam Delivery Technology, with a right to grant and authorize the further grant of sublicenses in accordance with this Agreement (including Section 2.2), solely to Develop, make, have made, use, offer for sale, sell, have sold, and import Base Editor Products and Nuclease Products in the Field in the Territory.

2.1.5

Subject to the terms and conditions of this Agreement, on a Collaboration Product-by-Collaboration Product basis, effective upon Beam’s exercise of the Beam Opt-In Option with respect to a Collaboration Product, Verve hereby grants, and shall cause its Affiliates to grant, to Beam a non-exclusive license under the Know-How (patentable or otherwise) and Patent Rights Controlled by Verve or its Affiliates as of the date of Beam’s exercise of the Beam Opt-In Option or thereafter during the Term, and Verve’s interest in the Joint Collaboration Technology, with a right to grant and authorize the further grant of sublicenses as permitted under this Agreement (including the US Commercialization Plan) or the Co-Promotion Agreement, to offer for sale, sell, have sold, and import (including Commercialize and Co-Promote) such Collaboration Product in the Field in the Collaboration Territory.

2.1.6

Notwithstanding anything to the contrary in this Agreement, including without limitation the license grant to Verve set forth in Section 2.1.1, Beam and its Affiliates shall retain the right under Beam Base Editor Technology, Beam C2C1 Technology and Beam’s interest in the Joint Collaboration Technology to (a) Manufacture Base Editor Products in accordance with Article 8 or any Supply Agreement and (b) otherwise exercise their respective rights and perform their respective obligations under the this Agreement, including without limitation the Development of Collaboration Products in the Territory as set forth in this Agreement (including any Development Plan) and the Commercialization of Collaboration Products in the Collaboration Territory as set forth in this Agreement (including the US Commercialization Plan) or a Co-Promotion Agreement.

2.2	Sublicenses.

2.2.1

In no event shall any sublicense granted pursuant to Section 2.1 diminish, reduce or eliminate any of the obligations of the sublicensing Party under this Agreement. Any sublicense granted pursuant to Section 2.1 shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement and shall require each such sublicensee to comply with all applicable terms of this Agreement, including the prohibition of further sublicensing by the sublicensee except where such sublicense is in compliance with the provisions of this Agreement.

2.2.2

[**]. The sublicensing Party shall provide the other Party with a fully-executed copy of any agreement (which the sublicensing Party may redact as necessary to protect confidential or commercially sensitive information) reflecting any such sublicense promptly after the execution thereof. If a Party grants a sublicense, the terms and conditions of this Agreement and the Third Party Agreements that are applicable to sublicensees shall apply to such sublicensee to the same extent as they apply to such Party. Further, the sublicensing Party assumes full responsibility, and shall remain primarily liable, for causing the performance of all obligations of each Affiliate and sublicensee of such sublicensing Party to which it grants a sublicense, and will itself pay and account to the other Party for all payments due under this Agreement by reason of operation of any such sublicense.

2.2.3	[**].

2.2.4

Any sublicensed rights granted by Verve pursuant to Section 2.2.2 with respect to a Terminated Product shall terminate effective upon the termination of this Agreement with respect to such Terminated Product, provided that, subject to and to the extent permitted under the Third Party Agreements, the terms of such sublicensed rights shall not terminate if, as of the effective date of such termination, the relevant sublicensee for such sublicense is not in material breach of its obligations to Verve under its sublicense agreement, and within [**] of such termination, such sublicensee agrees in writing to be bound directly to Beam under a license agreement substantially similar to this Agreement with respect to the rights sublicensed and granted hereunder, substituting such sublicensee (a “Surviving Sublicensee”) for Verve, and provided further that (a) the scope of the rights granted to the Surviving Sublicensee under such license agreement (with respect to such Terminated Product) shall be equal to (or, upon mutual agreement of the Parties, less than) the scope of the rights that had been sublicensed and granted by Verve to the Surviving Sublicensee pursuant to such sublicense agreement; (b) such license agreement shall obligate the Surviving Sublicensee to pay directly to Beam amounts corresponding to those set forth in Article 10 which are payable based on the activities of such Surviving Sublicensee, its Affiliates and its sublicensees from and after the effective date of such termination; (c) Beam will not be required to undertake obligations in addition to those required by this Agreement; (d) that Beam’s rights under such direct license will be consistent with its rights under this Agreement, taking into account the scope of the license granted under such direct license; and (e) such license agreement shall not modify the rights and obligations of the Parties following any termination of this Agreement in whole or in part.

2.2.5	The Parties acknowledge and agree that:

(a)

[**] is an intended third party beneficiary of the rights granted to Verve by Beam pursuant to Section 2.1.1 and 2.1.4 under the Beam Base Editor Technology and Beam C2C1 Technology licensed to Beam by [**] under the Beam-[**] Agreement, solely for the purpose of enforcing all patent challenge, intellectual property ownership, indemnification and insurance and compliance with law provisions applicable to such Beam Base Editor Technology and Beam C2C1 Technology licensed to Verve under this Agreement and, with respect to such insurance and indemnification provisions, each applicable Product, and enforcing the right to terminate this Agreement for breach of such patent challenge, indemnification (solely with respect to Verve’s obligation to indemnify [**] as set forth in Schedule 2.4.1(a)) and insurance provisions;

(b)

Each other Institution is an intended third party beneficiary of the rights granted to Verve by Beam pursuant to Section 2.1.1 and 2.1.4 under the Beam Base Editor Technology and Beam C2C1 Technology licensed to Beam by such other Institution under the applicable Third Party Agreement for the purpose of enforcing such Institution’s rights, including indemnification and insurance provisions that relate to such Beam Base Editor Technology and Beam C2C1 Technology licensed to Verve under this Agreement, and each Product relating to such grant of rights;

(c)

The rights of [**] or any other Institution may be enforced by any Institution in any court of competent jurisdiction and, without limiting the generality of the foregoing, Verve consents to jurisdiction in Massachusetts courts with respect to any such Institution’s enforcement of its rights under this Agreement; and

(d)

Notwithstanding the governing law selected under this Agreement, Verve agrees that, in the event of any difference in interpretation or result as between the laws of the jurisdiction of this Agreement and the laws of Massachusetts, the laws of Massachusetts shall control in any action in which [**] or any other Institution is enforcing its rights under this Agreement.

2.3	Other IP.

2.3.1

Subject to the terms and conditions of this Agreement, Beam hereby grants to Verve the non-exclusive right, free of charge, to use the Beam name and logo solely for the purpose of Co-Promoting the Collaboration Products in accordance with the terms of this Agreement and the Co-Promotion Agreement, and Verve hereby grants to Beam the non-exclusive right, free of charge, to use the Verve name and logo in the Collaboration Territory solely for the purpose of Co-Promoting the Collaboration Products in accordance with the terms of this Agreement and the Co-Promotion Agreement, provided that such rights shall be exercised, and all Collaboration Products bearing such names or logos shall be manufactured, in accordance with the quality standards established by the JSC. Beam or its Affiliate shall remain the owner of the Beam name and logo and the trademarks and the goodwill pertaining thereto. Verve or its Affiliate shall remain the owner of the Verve name and logo and the trademarks and the goodwill pertaining thereto. Notwithstanding any provision of this Agreement or any Co-Promotion Agreement to the contrary, the quality standards established by the JSC may not conflict with or otherwise contravene any quality standards or restrictions on use set forth in the Co-Promotion Agreement.

2.3.2

Subject to the terms and conditions of this Agreement, Verve hereby grants to Beam an exclusive (except as to Verve and its Affiliates) license, free of charge, to use the Collaboration Marks solely in connection with Co-Promoting the Collaboration Products in the Collaboration Territory in accordance with the terms of this Agreement and the Co-Promotion Agreement.

2.3.3

Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party an exclusive (except as to such Party and its Affiliates) license, free of charge, to use the copyrighted material created for use in connection with the marketing of the Collaboration Products in the Collaboration Territory solely for use in connection with Co-Promoting the Collaboration Products in the Collaboration Territory in accordance with the terms of this Agreement and the Co-Promotion Agreement.

2.4	Third Party Agreements.

2.4.1

Notwithstanding anything to the contrary in this Agreement, each Party acknowledges and agrees that the rights, licenses, and sublicenses granted by the other Party to such Party in this Agreement (including any right to sublicense) are subject to the terms of the Third Party Agreements set forth on Schedule 1.167(a) (with respect to rights granted by Beam) and Schedule 1.167(b) (with respect to rights granted by Verve) and the rights granted to Third Parties thereunder, the scope of the licenses granted to such other Party thereunder and the rights retained by such Third Parties and any other Third Parties (including Governmental Authorities) set forth therein, including, with respect to Beam Third Party Agreements, (a) Sections [**] of the Beam-[**] Agreement, (b) Sections [**] of the Beam-[**] Agreement and (c) Sections [**] of the Beam-[**] Agreement; and with respect to Verve Third Party Agreements, (x) [**] of the Verve-[**] Agreement and (y) [**] of the Verve-[**] Agreement. Without limiting the above in any way, at the granting Party’s request, the receiving Party shall use Commercially Reasonable Efforts to, and cause its Affiliates and all sublicensees to use Commercially Reasonable Efforts to, take such reasonable actions, as may be required to assist the granting Party in complying with its obligations under Third Party Agreements, solely to the extent applicable to such receiving Party’s rights or obligations under this Agreement. Without limiting any of the foregoing, (a) Verve agrees to be bound by the terms and conditions of the provisions set forth in Schedule 2.4.1(a), as applicable, with respect to sublicenses granted by Beam to Verve under Section 2.1 under Third Party Agreements, and (b) Beam agrees to be bound by the terms and conditions of the provisions set forth in Schedule 2.4.1(b), as applicable, with respect to sublicenses granted by Verve to Beam under Section 2.1 under Third Party Agreements.

2.4.2

Verve acknowledges and agrees that, if any of the licenses granted to Beam under the Beam Third Party Agreements are terminated, in whole or in part, then, to the extent that any Patent Rights or Know-How licensed under such terminated license is part of Beam Base Editor Technology or Beam Delivery Technology

hereunder, then Verve’s license under such terminated licenses(s) shall automatically terminate, subject to any right of Verve to receive a direct license from the relevant Third Party, including from [**] under Section [**] of the Beam-[**] Agreement, Section [**] of the Beam-[**] Agreement and Section [**] of the Beam-[**] Agreement. Beam acknowledges and agrees that, if any of the licenses granted to Verve under the Verve Third Party Agreements are terminated, in whole or in part, then, to the extent that any Patent Rights or Know-How licensed under such terminated license is part of Verve Delivery Technology hereunder, then Beam’s license under such terminated licenses(s) shall automatically terminate, subject to any right of Beam to receive a direct license from the relevant Third Party.

2.4.3

Notwithstanding anything to the contrary in this Agreement, in the event that Beam enters into an agreement or arrangement following the Effective Date under which Beam or its Affiliate is granted rights to any Patent Right or Know-How that would be Beam Base Editor Technology or Beam C2C1 Technology hereunder, such Patent Right or Know-How is hereby [**] a Beam Base Editor Patent Right, Beam Base Editor Know-How, Beam C2C1 Patent Right or Beam C2C1 Know-How hereunder, as applicable, [**], in each case to the extent permitted under any confidentiality obligations related to such arrangement or agreement, (a) [**]. Beam will use commercially reasonable efforts to secure the right to disclose to Verve the information described in the foregoing clauses (i) through (iii). Beam shall be required to provide the notice described in clause (a) of this Section 2.4.3 within [**] of the effective date of an agreement or arrangement under which Beam or its Affiliate is granted rights to any Patent Right or Know-How that would be a Beam Base Editor Patent Right, Beam Base Editor Know-How, Beam C2C1 Patent Right or Beam C2C1 Know-How hereunder if accepted by Verve. If Verve does not provide the notice described in clause (b) of this Section 2.4.3 or indicates in such written notice that it does not wish to obtain a sublicense under the relevant Patent Right or Know-How, such Patent Right or Know-How is hereby deemed not to be a Beam Base Editor Patent Right, Beam Base Editor Know-How, Beam C2C1 Patent Right or Beam C2C1 Know-How hereunder.

2.4.4	Verve shall be responsible for [**]. Any undisputed payment owed by Verve under this Section 2.4.4 shall be made by Verve to Beam within [**] after receipt of invoice from Beam.

2.4.5	Beam shall be responsible for [**]. Any undisputed payment owed by Beam under this Section 2.4.5 shall be made by Beam to Verve within [**] after receipt of invoice from Verve.

2.5

Exchange of Information. Promptly after the Effective Date, the Parties shall agree to a plan (including a timeline) in which each Party shall disclose to the other Party on an ongoing basis during the Term in English and in writing or in an electronic format all Beam Base Editor Technology and all Collaboration Technology respectively, to the extent not previously disclosed (as may be amended from time to time in accordance with this Agreement, the “Technology Transfer Plan”). The Technology Transfer Plan can be amended from time to time by mutual written agreement by the Parties.

2.6	Transfer of Materials.

2.6.1

Transfer. A Party may agree under this Agreement (including the applicable Research Plan or Development Plan) to provide the other Party certain Know-How that are tangible biological materials (the “Party Materials”). Except as expressly set forth in this Agreement, the Party Materials are provided by the providing Party on an “as-is” basis without any representation or warranty of any type, express or implied, including any representation or warranty of merchantability, non-infringement, title or fitness for a particular purpose, each of which is hereby expressly disclaimed by the providing Party.

2.6.2

Permitted Use of Party Materials. The Party receiving Party Materials from the other Party will use such Party Materials solely as contemplated in a Research Plan, Development Plan, or otherwise within the scope of the licenses granted to such receiving Party under this Agreement (collectively, “Permitted Uses”). Without limiting the generality of the foregoing, except for Permitted Uses, the receiving Party of any Party Materials will not (a) make or attempt to make any analogues, progeny or derivatives of, or modifications to, such Party Materials or attempt to reverse engineer, characterize or in any way try to ascertain the identity, chemical structure, sequence, mechanism of action or composition of such Party Materials, or (b) use such Party Materials for such receiving Party’s own benefit or for the benefit of any of its Affiliates or any Third Party. Further, the Party receiving Party Materials will not administer any such Party Materials to any human and will comply with all Applicable Laws applicable to the handling and use of such Party Materials.

2.6.3

Unauthorized Use of Party Materials. If any Party receives Party Material from the other Party and uses such Party Material in any manner other than Permitted Uses, then any and all results of such unauthorized use, whether patentable or not, will belong solely and exclusively to the providing Party. Without limiting any other remedy that the providing Party of Party Materials may have under this Agreement or Applicable Law, the receiving Party of such Party Materials, on behalf of itself and its Affiliates, hereby assigns and agrees to assign to the providing Party all of the receiving Party’s and its Affiliates’ right, title and interest in and to all such discoveries and inventions arising from any such unauthorized uses of such Party Materials.

2.6.4

Title to Party Materials; Return. All right, title and interest in and to the Party Materials provided by a Party under this Agreement will remain the sole and exclusive property of such providing Party notwithstanding the transfer to and use by the other Party of the same. At the end of the activities under this Agreement that relate to any Party Materials (including any termination of this Agreement in whole or in part), any Party who has received relevant Party Materials will either destroy or return to the providing Party, at such providing Party’s sole discretion, all of such Party Materials that are unused.

2.6.5

Material Transfer Agreement. This Agreement supersedes and replaces that certain Material Transfer Agreement by and between the Parties dated as of [**], as amended (the “Material Transfer Agreement”). All Materials (as such term is defined in the Material Transfer Agreement) delivered to a Party by the other Party under the Material Transfer Agreement shall be deemed Party Materials of the respective providing Party hereunder and shall be so subject to the terms of this Agreement.

2.7

No Implied Licenses. Except as expressly set forth in this Agreement, neither Party shall, by virtue of this Agreement, acquire any license or other intellectual property interest, by implication or otherwise, in (a) any information disclosed to it under this Agreement, (b) any patents or patent applications Controlled or owned by the other Party or its Affiliates, (c) any trademarks (whether registered or protected by common law), trademark applications, or any goodwill associated with the foregoing Controlled or owned by the other Party or its Affiliates, or (d) any other intellectual property rights, however denominated, throughout the world, Controlled or owned by the other Party or its Affiliates.

Article 3 MANAGEMENT; EXCHANGE OF INFORMATION

3.1

Collaboration Overview. The Parties desire and intend to collaborate with respect to the Development and Commercialization of Products in the Field in the Territory, as and to the extent set forth in this Agreement.

3.2

Limits on Committee Authority. Each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JSC or any Subcommittee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. Notwithstanding anything to the contrary in this Agreement, in no circumstances shall the JSC or any Subcommittee have any power to amend, modify or waive compliance with this Agreement.

3.3

Joint Steering Committee. Within [**] after the Effective Date (or later if mutually agreed by the Parties), the Parties shall establish a joint steering committee (the “JSC”) to facilitate communications between the Parties and oversee, review and manage the Development and Commercialization of Opt-In Products and Collaboration Products as set forth herein.

3.3.1

Composition of the JSC. The JSC shall be comprised of [**] of Verve and [**] of Beam. Each Party may change one or more of its representatives to the JSC from time to time in its sole discretion, effective upon notice to the other Party of such change. Within [**] after the Effective Date, the Parties shall each appoint their initial representative to the JSC unless otherwise agreed by the Parties. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Products and shall be duly authorized under their respective company’s internal governance procedures to make the decisions or carry out the activities given to them under this Agreement.

3.3.2

Specific Responsibilities. In addition to its overall responsibility for monitoring and providing a forum to discuss and coordinate the Parties’ activities under this Agreement, the JSC shall, subject to the terms of this Agreement, in particular:

(a)	oversee the collaborative activities of the Parties under this Agreement;

(b)

oversee the activities of Verve and Beam with respect to each Development Plan for Opt-In Products and Collaboration Products (including the Development Budget in any Development Plan for a Collaboration Product) and the Commercialization of Collaboration Product(s);

(c)

review and decide whether to approve any proposed Development Plan for Opt-In Products and Collaboration Products (including the Development Budget in any Development Plan for a Collaboration Product) and any proposed amendments thereto;

(d)	oversee activities under the Technology Transfer Plan;

(e)	review and decide whether to approve any amendments to the Research Plan submitted by the JRC;

(f)	review and decide whether to approve each proposed US Commercialization Plan (including the Commercialization Budget in any US Commercialization Plan) and any proposed amendments thereto;

(g)	with respect to Collaboration Products, approve pricing of such Products and supply thereof within the Collaboration Territory;

(h)	approve clinical supply plans for Opt-In Products and Collaboration Products and commercial supply plans for Collaboration Products;

(i)	review and decide whether to approve the designation of any costs or expenses as Post-Approval Shared Development Costs or Post-Approval Shared Regulatory Costs;

(j)	receive and discuss reports from Subcommittees and provide guidance thereto;

(k)	attempt to resolve issues presented to it by, and disputes within, any Subcommittee;

(l)

approve strategies for obtaining, maintaining, defending and enforcing trademark protection for Collaboration Products within the Collaboration Territory in accordance with the terms and conditions of Section 13.6.1(a);

(m)

approve all trademarks selected to be used to identify Collaboration Products and all trademarks, logos, taglines, trade dress, packaging configuration, domain names or indicia of origin for use in connection with the sale or marketing of Collaboration Products, in each case in the Collaboration Territory in accordance with the terms and conditions of Section 13.6.1(a);

(n)	review and decide whether to approve any other recommendations and submissions from the JRC, JMC, JDC and JCC;

(o)	establish such additional Subcommittees as it deems necessary to achieve the objectives and intent of this Agreement; and

(p)	have any other responsibility expressly designated for the JSC under this Agreement.

3.3.3

Decision-Making. Decisions of the JSC shall be made [**] by the representatives. In the event that the JSC cannot or does not, after good faith efforts, reach agreement on any issue, such issue shall be referred to the Alliance Managers. The Alliance Managers shall work with the JSC and use good faith commercially reasonable efforts to reach mutually acceptable resolutions on all such disputed matters. If the Alliance Managers are unable to assist the JSC in resolving such dispute within [**] after the dispute is first referred to the Alliance Managers, either Party may elect to submit such issue to the Parties’ executive officers as follows: (i) for a Development-related issue, the issue shall be referred for resolution to the Development Senior Officers, or (ii) for a Commercialization-related issue, the issue shall be referred for resolution to the Commercialization Senior Officers. These executives are referred to collectively as the “Senior Officers”. [**] and [**] shall be designated by each Party by written notice to the other Party within [**] after the Effective Date, and each Senior Officer of a Party may be changed by advance written notice by such Party to the other Party. In the event that the Senior Officers cannot resolve the issue, [**], with the following exceptions, all of which shall require agreement of the representatives of both Parties or the JSC or the agreement of both Senior Officers:

(a)	For Opt-In Products:

[**].

(b)	For Collaboration Products:

[**].

3.4	Joint Research Committee.

3.4.1

Composition of the Joint Research Committee. Within [**] after the Effective Date (or later if by mutually agreed by the Parties), the Parties shall establish a joint research committee to oversee early stage research of Opt-In Products and to coordinate the conduct of the Research Plan with respect to such Opt-In Products (such committee, the “JRC”). Unless otherwise expressly provided in this Agreement or agreed by the Parties in writing, the JRC shall serve solely in an advisory capacity and have no independent decision-making authority. Each Party shall initially appoint [**] to the JRC, with each representative having knowledge and expertise in the research of Base Editor products and having sufficient seniority within the applicable Party to make decisions arising within the scope of the JRC’s responsibilities and being duly authorized under their respective company’s internal governance procedures to make the decisions or carry out the activities given to them under this Agreement. The Parties may agree to increase the number of representatives from each Party on the JRC; provided, however, that the JRC shall at all times be comprised of an equal number of representatives from each Party.

3.4.2	Specific Responsibilities of the JRC. In addition to its general responsibilities, the JRC shall, subject to the terms of this Agreement, in particular:

(a)	review and discuss the progress of the Research Plan; and discuss, prepare and approve for submission to the JSC any proposed amendments to the Research Plan;

(b)	discuss the use of Delivery Technology with respect to Opt-In Products and Collaboration Products under this Agreement;

(c)	discuss when the formation of a JDC would be appropriate given the stage of research for the Opt-In Products; and

(d)	perform such other functions as may be appropriate to further the purposes of this Agreement, as directed by the JSC or as set forth under this Agreement.

3.4.3

Decision-Making. The JRC shall act by [**] consent. The representatives from each Party will have, collectively, [**] on behalf of that Party. If the JRC cannot reach [**] consent on an issue that comes before the JRC and over which the JRC has oversight, then such matter shall be raised to the JSC for resolution in accordance with Section 3.3.3.

3.5	Joint Manufacturing Committee.

3.5.1

Composition. Within [**] after JSC approval of an Initial Development Plan for the first Licensed Product (or at such other time as mutually agreed by the Parties), the Parties shall establish a committee to oversee CMC Development activities and manufacturing of supplies of such Licensed Products for research, preclinical, clinical and commercial use (the “JMC”) under this Agreement. Unless otherwise expressly provided in this Agreement or agreed by the Parties in writing, the JMC shall serve solely in an advisory capacity and have no independent decision-making authority. Each Party shall initially appoint [**] to the JMC, with each representative having knowledge and expertise in the manufacturing of products similar to the Products, having sufficient seniority within the applicable Party to make decisions arising within the scope of the JMC’s responsibilities and being duly authorized under their respective company’s internal governance procedures to make the decisions or carry out the activities given to them under this Agreement. The Parties may agree to increase the number of representatives from each Party on the JMC; provided, however, that the JMC shall at all times be comprised of an equal number of representatives from each Party.

3.5.2	Specific Responsibilities of the JMC. In addition to its general responsibilities, the JMC shall, subject to the terms of this Agreement, in particular:

(a)	coordinate the manufacturing activities of Beam and Verve under any Supply Agreement with respect to applicable Products in the Territory;

(b)	for Collaboration Products, coordinate with the JDC to allocate appropriate amounts from the Development Budget to Manufacturing activities;

(c)	facilitate the flow of information between the Parties with respect to the Manufacture of Collaboration Products and Opt-In Products;

(d)	discuss, coordinate with the JDC and refer to the JSC for approval a clinical supply plan for Opt-In Products and Collaboration Products under Section 8.1;

(e)	discuss, coordinate with the JDC and refer to the JSC for approval a commercial supply plan for Collaboration Products under Section 8.2;

(f)	discuss and plan for manufacturing technology transfers as may be contemplated by this Agreement or a Supply Agreement, including on termination pursuant to Section 15.5.2(g); and

(g)	perform such other functions as appropriate to further the purposes of this Agreement, as directed by the JSC or as specified in this Agreement.

3.5.3

Decision-Making. The JMC shall act by [**] consent. The representatives from each Party will have, collectively, [**] on behalf of that Party. If the JMC cannot reach [**] consent on an issue that comes before the JMC and over which the JMC has oversight, then such matter shall be raised to the JSC for resolution in accordance with Section 3.3.3.

3.6	Joint Development Committee.

3.6.1

Composition of the Joint Development Committee. Prior to the earlier of: (a) [**] following a decision by the JSC that a joint development committee would be appropriate given the stage of Development of one or more Licensed Products and (b) [**] after the Parties agree on an Initial Development Plan for the first Licensed Product, the Parties shall establish a committee to oversee Development of Products and to coordinate the Development and regulatory activities of the Parties with respect to such Products (the “JDC”). Unless otherwise expressly provided in this Agreement or agreed by the Parties in writing, the JDC shall serve solely in an advisory capacity and have no independent decision-making authority. Each Party shall initially appoint [**] to the JDC, with each representative having knowledge and expertise in the development of products or in obtaining and maintaining Marketing Authorizations of products, having sufficient seniority within the applicable Party to make decisions arising within the scope of the JDC’s responsibilities and being duly authorized under their respective company’s internal governance procedures to make the decisions or carry out the activities given to them under this Agreement. The Parties may agree to increase the number of representatives from each Party on the JDC; provided, however, that the JDC shall at all times be comprised of an equal number of representatives from each Party.

3.6.2	Specific Responsibilities of the JDC. In addition to its general responsibilities, the JDC shall, subject to the terms of this Agreement, in particular:

(a)

discuss, prepare and approve for submission to the JSC any Development Plan, and any amendments to a Development Plan (including, for Collaboration Products, the Development Budget under a Subsequent Development Plan);

(b)

with respect to Collaboration Products, if any, review and update [**] financial forecasts for Development, including regulatory activities, to ensure actual and anticipated expenditure is within the approved Development Budget for the relevant Calendar Year, and make recommendations to the JSC for approval regarding any variances before such additional expenditure is incurred;

(c)

create, approve for submission to the JSC, and implement the overall strategy for Development and the design and objectives of all Clinical Trials and non-clinical studies conducted under each Development Plan;

(d)	advise the JSC on whether and when to Initiate or discontinue, and the conduct of, any Clinical Trial and any non-clinical study under each Development Plan;

(e)	facilitate the flow of information between the Parties with respect to Development and Marketing Authorizations of the Collaboration Products in the Territory;

(f)

discuss and approve for submission to the JSC the overall regulatory and filing strategy for obtaining Marketing Authorization for Collaboration Products in the Territory and for maintaining such Marketing Authorization including post-approval commitments and life cycle management;

(g)	advise the JSC on the submission of the NDAs for the Collaboration Products;

(h)	review, coordinate and approve for submission to the JSC the scientific presentation and publication strategy relating to the Collaboration Products in the Territory; and

(i)	perform such other functions as may be appropriate to further the purposes of this Agreement, as directed by the JSC or as specified in this Agreement.

3.6.3

Decision-Making. The JDC shall act by [**] consent. The representatives from each Party will have, collectively, [**] on behalf of that Party. If the JDC cannot reach [**] consent on an issue that comes before the JDC and over which the JDC has oversight, then such matter shall be raised to the JSC for resolution in accordance with Section 3.3.3.

3.7	Joint Commercialization Committee.

3.7.1

Composition. The Parties shall establish a committee to oversee Commercialization of Collaboration Products (other than commercial manufacture and Product distribution) in the Collaboration Territory (the “JCC”) at such time as may be determined by the JSC, but in no event later than [**] after the Initiation of the first Phase III Clinical Trial of a Collaboration Product. Unless otherwise expressly provided in this Agreement or agreed by the Parties in writing, the JCC shall serve solely in an advisory capacity and have no independent decision-making authority. Each Party shall initially appoint [**] representatives to the JCC, with each representative having knowledge and expertise in the commercialization of products similar to the Collaboration Products, having sufficient seniority within the applicable Party to make decisions arising within the scope of the JCC’s responsibilities and being duly authorized under their respective company’s internal governance procedures to make the decisions or carry out the activities given to them under this Agreement. The Parties may agree to change the number of representatives from each Party on the JCC; provided, however, that the JCC shall at all times be comprised of an equal number of representatives from each Party.

3.7.2	Specific Responsibilities of the JCC. In addition to its general responsibilities, the JCC shall in particular:

(a)	discuss, prepare and approve for submission to the JSC all US Commercialization Plans (including the Commercialization Budget), including any amendments thereto;

(b)

review and update revenue forecasts and review the Commercialization Budget for Collaboration Products in the Collaboration Territory at least on a [**] basis to ensure actual and anticipated expenditure is within the approved Commercialization Budget for the relevant Calendar Year, and make recommendations to the JCC for approval regarding any variances before such additional expenditure is incurred;

(c)	review and discuss the Commercialization activities (including Co-Promotion) of Beam and Verve with respect to Collaboration Products in the Collaboration Territory;

(d)	prepare forecasts of relevant Collaboration Products to be shared with the JMC for planning of inventory levels of such Products;

(e)

subject to the terms and conditions of Section 13.6.1, discuss and approve for submission to the JSC the appropriate timing for selection of trademarks, and discuss, review and approve for submission to the JSC all proposed trademarks cleared by the Parties selected to be used to identify Collaboration Products in the Collaboration Territory and all proposed trademarks, logos, taglines, trade dress, packaging configuration, domain names or indicia of origin, in each case, cleared by the Parties for use in connection with the sale or marketing of Collaboration Products in the Collaboration Territory;

(f)	review, discuss, coordinate and approve for submission to the JSC, in the Collaboration Territory, the Parties’ medical affairs activities with respect to the Collaboration Products; and

(g)	perform such other functions as appropriate to further the purposes of this Agreement, as directed by the JSC or as specified in this Agreement.

3.7.3

Decision-Making. The JCC shall act by [**] consent. The representatives from each Party will have, collectively, [**] on behalf of that Party. If the JCC cannot reach [**] consent on an issue that comes before the JCC and over which the JCC has oversight, then such matter shall be raised to the JSC for resolution in accordance with Section 3.3.3.

3.8	Alliance Managers.

3.8.1

Appointment. Each Party shall have the right to appoint an employee who shall oversee interactions between the Parties for all matters related to this Agreement and any related agreements between the Parties or their Affiliates (each an “Alliance Manager”). Such persons shall endeavor to assure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement. The Alliance Managers shall have the right to attend all JSC and Subcommittee meetings as non-voting participants and may bring to the attention to the JSC or any Subcommittee any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as the Parties may mutually agree in writing. Each Party may designate different Alliance Managers by notice in writing to the other Party.

3.8.2	Responsibilities of the Alliance Managers. Without limiting the generality of the foregoing, each Alliance Manager shall:

(a)

identify and bring disputes and issues that may result in disputes (including without limitation any asserted occurrence of a material breach by a Party) to the attention of the JSC in a timely manner, and function as the point of first referral in all matters of conflict resolution;

(b)	provide a single point of communication for seeking consensus both internally within the Parties’ respective organizations and between the Parties;

(c)	plan and coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and

(d)

take responsibility for ensuring that meetings and the production of meeting agendas and minutes occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

3.9

Committee Size and Composition; Observers. The JSC and any Subcommittee may change its size from time to time by mutual, [**] consent of its members, provided that the JSC and each Subcommittee shall consist at all times of an equal number of representatives of each of Verve and Beam. Each Party may replace one or more of its JSC or Subcommittee representatives at any time upon written notice to the other Party. The JSC or any Subcommittee may invite non-members (including consultants and advisors of a Party who are under an obligation of confidentiality consistent with this Agreement) to participate in the discussions and meetings of such Committee, provided that such participants are involved in activities related to the business of such Committee and shall have no voting authority at such Committee.

3.10

Chairpersons. Each Committee shall be chaired by a representative of [**]. The role of the chairperson shall be to convene and preside at meetings of the Committee, as applicable, to prepare and circulate agendas and to ensure the preparation of minutes, but the chairperson shall have no additional powers or rights beyond those held by the other representatives of the Committee, as applicable.

3.11

Committee Meetings. Each Committee shall meet at least [**] at a time mutually agreed by the Parties, spaced at regular intervals unless the Parties mutually agree to a different frequency. Each Committee may meet in person, or at the request of either Party, by videoconference, teleconference or other similar communications equipment. In-person Committee meetings will be held at locations alternately selected (as within a Committee) by Verve and by Beam. Either Party may also call a special meeting of a Committee (by videoconference or teleconference) by at least [**] prior written notice to the other Party in the event such requesting Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, and such requesting Party shall provide such Committee no later than [**] prior to the special meeting with materials reasonably adequate to enable an informed decision on the relevant matter; provided that for time sensitive matters, a Party may call a special meeting of such Committee and provide relevant materials with less than [**] notice if the Parties agree that an issue warrants an expedited meeting. No later than [**] prior to any meeting of a Committee (other than a special meeting as described above), the Alliance Managers shall prepare and circulate an agenda for such meeting to all members of such Committee; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, either prior to or, if representatives of each Party are present at a meeting, during the course of such meeting. Each Party will bear the expense of its respective Committee members’ participation in Committee meetings. The Alliance Managers shall be responsible for keeping reasonably detailed written minutes of such Committee’s meetings that reflect all decisions made at such meetings. The Alliance Managers shall send meeting minutes to each member of such Committee for review and approval within [**] after each meeting of such Committee. Minutes will be deemed approved unless [**] members of the relevant Committee objects to the accuracy of such minutes within [**] of receipt.

3.12

Safety Reporting. The Parties shall agree upon a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) for exchanging adverse event and other safety information relating to a Licensed Product prior to either Party’s initiation of any clinical activities implicating pharmacovigilance obligations for such Licensed Product in the Territory. The Pharmacovigilance Agreement shall ensure that adverse event and other safety information is exchanged according to a schedule that will permit each Party to comply with Applicable Laws, including any local regulatory requirements.

3.13	Records and Reports.

3.13.1

Records. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes under Applicable Law, which shall fully and properly reflect all work done and results achieved by such Party under this Agreement.

3.13.2

Copies and Inspection of Records. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of the other Party referred to in Section 3.13.1. The reviewing Party shall maintain such records and the information disclosed therein in confidence in accordance with Section 11.1. Upon request, the non-reviewing Party shall provide copies of the records described in this Section 3.13.2.

3.14	Compliance with Law and Ethical Business Practices.

3.14.1

In conducting its activities under this Agreement, each Party shall comply in all material respects with Applicable Law and accepted pharmaceutical industry business practices, including, without limitation, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301, et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the False Claims Act (31 U.S.C. § 3729 et seq.), comparable state statutes, the regulations promulgated under all such statutes, and the regulations issued by the FDA. Each Party shall promptly notify the other Party in writing of any material deviations from Applicable Law with respect to activities under this Agreement of which it becomes aware.

3.14.2

Each Party hereby certifies that it has not and will not employ or otherwise use in any capacity the services of any person or entity debarred under Section 21 U.S.C. § 335a in performing any activities under this Agreement. Each Party shall notify the other Party, in writing, immediately if any such debarment occurs or comes to its attention, and shall, with respect to any person or entity so debarred, promptly remove such person or entity from performing any further activities under this Agreement.

3.14.3	No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates any Applicable Law.

Article 4 RESEARCH AND DEVELOPMENT

4.1	General Obligations.

4.1.1

Each Party shall use Commercially Reasonable Efforts to conduct the activities for which it is responsible under the Research Plan and any Development Plan. All Development activities of the Parties relating to the Development of Licensed Product(s) in the Territory will be performed in accordance with this Agreement, the Research Plan and the applicable Development Plan. Subject to Section 4.3.2(b) and Section 4.1.2, during the Term, neither Party shall undertake any Development activities with respect to Licensed Products in the Field in the Territory that are not contemplated by the Research Plan or a Development Plan. Verve shall initiate discovery efforts as contemplated under the Research Plan for a Base Editor Product directed towards [**]. In addition, following initiation of activity under the Research Plan, Verve shall use Commercially Reasonable Efforts to Develop and seek Marketing Authorization for [**].

4.1.2

With respect to any Licensed Product for which Beam does not, and can no longer under the terms of this Agreement, exercise the Beam Opt-In Option, Section 4.1.1 shall not apply, except that Verve shall still be subject to the last sentence of Section 4.1.1 which sets forth certain diligence obligations and shall perform, and cause to be performed, all Development activities related to such Licensed Product in the Territory in accordance with this Agreement.

4.1.3

Without limiting any other provision of this Agreement, Verve agrees that, to the extent applicable to its contemplated activities under this Agreement, it shall satisfy the diligence obligations set forth in Schedule 4.1.3 related to Development applicable to sublicensees of Beam Base Editor Technology or Beam Delivery Technology under Third Party Agreements to which Beam or its Affiliate is a party. Schedule 4.1.3 may be amended from time to time by Beam upon written notice to Verve in the event Beam reasonably determines that additional diligence obligations under Third Party Agreements to which Beam or its Affiliate is a party relate to the Development activities of Verve hereunder as a sublicensee of Beam Base Editor Technology and Beam Delivery Technology, subject to compliance with Sections 2.4.3 and 9.2 with respect to any such Third Party Agreements entered into after the Effective Date and provided that any such additional diligence obligations shall only apply following the date of such amendment. Either Party may perform its obligations under this Agreement through Third Party subcontractors; provided that, [**]. Any efforts of Verve or its Affiliates and sublicensees shall be deemed to be the efforts of Verve for purposes of satisfying the diligence requirements of this Agreement.

4.2

Research Plan. Within [**] following the Effective Date, the Parties shall agree in writing upon an initial research plan for Licensed Products (as amended from time to time under this Agreement, the “Research Plan”). The Research Plan shall include, and each amendment to the Research Plan shall include, [**]. The Research Plan may only be amended as recommended by the JRC and approved by the JSC in accordance with this Agreement. The Research Plan shall be effective from the date in which the Parties first agree upon the initial Research Plan in writing in accordance with this Section 4.2 and shall terminate when all activities under such Research Plan have been completed.

4.3	Development Plans.

4.3.1

Initial Development Plan. Within [**] prior to the anticipated commencement of IND-enabling studies for a Licensed Product, Verve shall submit to the JDC a proposed initial development plan for [**] (such development plan once recommended for approval by the JDC and approved by the JSC, the “Initial Development Plan”). An Initial Development Plan may only be amended as recommended by the JDC and approved by the JSC in accordance with this Agreement, and each such amendment shall [**]. An Initial Development Plan shall be effective from the date on which it is approved by the JSC and shall terminate when all activities under such Initial Development Plan have been completed or, if earlier, as of the date upon which Beam exercises the Beam Opt-In Option with respect to the applicable Opt-In Product pursuant to Section 5.1. For the avoidance of doubt, subject to the exceptions set forth in clauses (a) and (b) of Section 3.3.3, [**].

4.3.2	Subsequent Development Plan; Subsequent Development Updates.

(a)

Subject to Section 4.3.2(b), with respect to any Collaboration Product, there shall be a “Subsequent Development Plan” for such Collaboration Product that includes [**]. Notwithstanding any provision in this Agreement to the contrary, in the event Beam exercises a Beam Opt-In Option upon receipt of an [**] for a Collaboration Product, the Subsequent Development Plan for such Collaboration Product will additionally include [**], such additional activities to be conducted at Verve’s sole cost and expense, in accordance with Section 5.1.

(b)

For any Opt-In Product for which Beam does not exercise the Beam Opt-In Option, or commencing as of the applicable Opt-Out Date for any Collaboration Product, there shall be no Subsequent Development Plan but Verve shall update Beam every [**] (beginning [**] after Beam’s failure to exercise the Beam Opt-In Option for any such Opt-In Product that is a Licensed Product or, with respect to any Collaboration Product for which Beam exercises the Beam Opt-Out Option, [**] after the applicable Beam Opt-Out Date, as the case may be) on the Development of such Licensed Product until the First Commercial Sale of such Licensed Product or until Development activities for such Licensed Product have ended, whichever occurs earlier. Such update shall consist of [**]. Upon request by Beam, the Parties shall meet, either in-person or via videoconference or teleconference, to discuss such status update and Verve shall consider in good faith the implementation of any reasonable comment by Beam with respect to the Development of such Licensed Product.

(c)	Notwithstanding anything to the contrary in this Agreement, Verve may not conduct any Development activity with respect to a Licensed Product that is not a Collaboration Product that, [**].

4.3.3

Amendments to the Development Plan. On [**] basis, the JDC shall evaluate whether any amendment to the then-current Development Plans, and, subject to this Agreement, the corresponding Development Budget if applicable, are appropriate to reflect [**]. In the event that such amendment is deemed necessary, the JDC shall submit such amendment for approval of the JSC no later than [**] of the preceding Calendar Year. Each such amended Development Plan shall contain [**]. In addition, the JDC may prepare amendments to the Development Plan and any Development Budget (if applicable) for the JSC’s approval from time to time during a Calendar Year in order to reflect changes in such plan and budget allocations for such Calendar Year, in each case, in accordance with the foregoing. Once approved by the JSC, the amended [**] Development Plan (including the Development Budget, if any) shall become effective for the applicable period on the date approved by the JSC (or such other date as the JSC shall specify). Any JSC-approved amended Development Plan (including, as applicable, any amended Development Budget) for a Product shall supersede the previous Development Plan and Development Budget for such Product.

4.3.4

Discontinued Development; Inconsistency. If the JSC determines to discontinue Developing a Licensed Product or Collaboration Product upon recommendation by the JDC and otherwise in accordance with this Agreement, then any Development Plan (and the associated Development Budget, if applicable) solely related to such Licensed Product or Collaboration Product, as the case may be, shall terminate upon such decision. In the event of any inconsistency between the applicable Development Plan and this Agreement, the terms of this Agreement shall prevail.

4.4	Development Costs. Except with respect to Shared Costs for Collaboration Products as described in Section 10.5.1, as between the Parties, [**].

Article 5 BEAM OPT-IN OPTION

5.1

Opportunity to Opt In. For any Opt-In Product, Beam will have the option with respect to such Opt-In Product to opt-in to share expenses of the Development of such Opt-In Product in the Territory, jointly Commercialize such Opt-In Product in the Collaboration Territory and share the profits and expenses of Commercializing the Opt-In Product in the Collaboration Territory, in each case on the terms set forth in this Agreement (such option with respect to an Opt-In Product, the “Beam Opt-In Option” for such Opt-In Product). On an Opt-In Product-by-Opt-In Product basis, within [**] of the final dosing of the final patient in a Phase I Clinical Trial of such Opt-In Product, Verve will deliver to Beam an information package for such Opt-In Product, such information package to include the following information: [**] (such information package for an Opt-In Product, an “Opt-In Information Package”). [**]. During the [**] period following delivery of an Opt-In Information Package for an Opt-In Product, at Beam’s request, the Parties will work together in good faith in an effort to reach written agreement on a Subsequent Development Plan for such Opt-In Product, including the related Development Budget. Beam will have [**] from receipt of the complete Opt-In Information Package to determine whether it is interested in participating in future Development and Commercialization of such Opt-In Product on the terms and conditions set forth in this Agreement for Collaboration Products. Beam may exercise the Beam Opt-In Option with respect to an Opt-In Product at any time during such [**] period by written notice to Verve. [**].

5.2	Subsequent Development Plan; Election Not to Opt-In.

5.2.1

With respect to any Opt-In Product, in the event that Beam exercises the Beam Opt-In Option for such Opt-In Product pursuant to Section 5.1, (a) the agreed-upon Subsequent Development Plan shall become the Subsequent Development Plan for such Opt-In Product and (b) such Opt-In Product shall become a Collaboration Product under this Agreement.

5.2.2

With respect to any Opt-In Product, in the event that Beam does not exercise the Beam Opt-In Option for such Opt-In Product in the applicable [**] window pursuant to Section 5.1, such Opt-In Product shall not become a Collaboration Product under this Agreement and the Beam Opt-In Option for such Opt-In Product shall thereupon terminate, [**].

5.3

Beam Opt-Out Option. With respect to each Collaboration Product, Beam may opt out of payment of Shared Development Costs, Shared Commercialization Costs, sharing of Collaboration Territory Revenue and participation in Commercialization of such Collaboration Product under this Agreement (“Beam Opt-Out Option”), upon written notice to Verve. In the event Beam elects the Beam Opt-Out Option for a Collaboration Product, effective as of [**] following the delivery of such written election to Verve (the “Beam Opt-Out Date”), (a) such Collaboration Product will no longer be a Collaboration Product under this Agreement, (b) royalties and milestones for such former Collaboration Product under this Agreement, if applicable, including under Sections 10.2 through 10.4, shall become effective and payable by Verve going forward as if Beam had never exercised the Beam Opt-In Option for such Product, (c) Verve shall pay Beam a milestone payment equal [**] times the Shared Costs for such former Collaboration Product that Beam has paid under this Agreement, such milestone payment to be made within [**] after aggregate Net Sales of such former Collaboration Product in a Calendar Year in the Territory first reach [**] Dollars ($[**]), (d) subject to this Section 5.3, Beam shall no longer have any obligation to pay any portion of Shared Costs incurred following the Beam Opt-Out Date for such former Collaboration Product and (e) Beam shall no longer have the right to Commercialize, including Co-Promote, such former Collaboration Product. Notwithstanding anything to the contrary in this Section 5.3, if Beam elects the Beam Opt-Out Option for a Collaboration Product during the conduct of a Clinical Trial for such Collaboration Product, it shall remain responsible for the Shared Costs reasonably incurred in the conduct of such Clinical Trial under this Agreement as if such Collaboration Product remained a Collaboration Product for the duration of such Clinical Trial.

5.4

Verve Opt-Out Option. With respect to each Collaboration Product, Verve may opt out of payment of Shared Development Costs, Shared Commercialization Costs, sharing of Collaboration Territory Revenue and participation in Commercialization of such Collaboration Product under this Agreement (“Verve Opt-Out Option”), upon written notice to Beam. In the event Verve elects the Verve Opt-Out Option for a Collaboration Product, effective as of [**] following the delivery of such written election to Verve (the “Verve Opt-Out Date”), (a) such Collaboration Product will no longer be a Collaboration Product under this Agreement, (b) such former Collaboration Product shall be deemed to be a Terminated Reversion Product (including, for clarity, any such former Collaboration Product that is not a Licensed Product) for purposes of Section 15.5 as if Verve had terminated such Product under clause (b) of Section 15.2; provided, however, that any license granted by Verve pursuant to Section 15.5.2(b) with respect to such Product shall be royalty-free and fully paid up, except with respect to payment of any amounts owed to a Third Party pursuant to an applicable license or other agreement as set forth in Section 15.5.2(b), (c) Beam shall pay Verve a milestone payment equal to the sum of (i) the FTE Costs and out-of-pocket costs (including Third Party Payments) incurred by Verve for the conduct of the Phase I Clinical Trial in accordance with the Initial Development Plan for such Collaboration Product and (ii) [**] times the Shared Costs for such former Collaboration Product that Verve has paid under this Agreement, such milestone payment to be made within [**] after aggregate Net Sales of such former Collaboration Product in a Calendar Year in the Territory first reach [**] Dollars ($[**]), (d) subject to this Section 5.4, Verve shall no longer have any obligation to pay any portion of Shared Costs incurred following the Verve Opt-Out Date for such former Collaboration Product and (e)

Verve shall no longer have the right to Commercialize, including Co-Promote, such former Collaboration Product. Notwithstanding anything to the contrary in this Section 5.4, if Verve elects the Verve Opt-Out Option for a Collaboration Product during the conduct of a Clinical Trial for such Collaboration Product, it shall remain responsible for the Shared Costs reasonably incurred in the conduct of such Clinical Trial under this Agreement as if such Collaboration Product remained a Collaboration Product for the duration of such Clinical Trial.

5.5	Discussion of Proposal. [**].

Article 6 REGULATORY RESPONSIBILITY

6.1

General. Verve or its designee shall have sole responsibility and discretion in formulating the regulatory strategy for any Nuclease Product or Base Editor Product that, in each case, is not either a Collaboration Product or Opt-In Product. Verve shall keep Beam informed as to material developments related to interactions by it, its Affiliates or sublicensees with Regulatory Authorities with respect to Collaboration Products and Opt-In Products under this Agreement. Verve shall promptly notify (but in any event within [**]) Beam upon becoming aware of any actual or potential Safety Issue or serious adverse event with respect to one or more Collaboration Products, Opt-In Products, Licensed Products or Verve Delivery Technology Products.

6.2

Opt-In Products and Collaboration Products. The regulatory strategy for each Collaboration Product and Opt-In Product shall be formulated by the JSC. In any exercise of its final decision-making authority at the JSC under this Agreement, Verve shall consider and determine whether to incorporate in good faith Beam’s reasonable comments to such regulatory strategy for an Opt-In Product or Collaboration Product. Verve shall be responsible for taking the lead with the request and conduct of all interactions with Regulatory Authorities (meetings, telephone calls, etc.) in the Territory. Beam shall be entitled to have a non-participating representative present at such scheduled interactions, with respect to all Opt-In Products and Collaboration Products, with Regulatory Authorities in the Territory. As between the Parties, Verve shall be responsible for preparing all submissions, documents or other correspondence submitted to applicable Regulatory Authorities for such Products in the Territory (collectively, the “Regulatory Documentation”), and Verve or its designee(s) shall own all Regulatory Documentation, INDs, NDAs and Marketing Authorizations with respect to Products. Beam shall have the right to review and comment on all Regulatory Documentation for Collaboration Products, and Verve shall reasonably consider and [**] implement any comments provided by Beam with respect to such Regulatory Documentation. Verve or its designee(s) shall also be responsible for all maintenance of all INDs and all NDAs related to Products, provided that, with respect to Collaboration Products, the FTE Costs and out-of-pocket costs that are incurred by Verve or its Affiliates in connection with such maintenance in the Major Markets shall be Shared Development Costs.

6.3

Clinical Trial Data License to Beam. Notwithstanding any other provision of this Agreement, Verve hereby grants to, and shall cause its Affiliates to grant to, Beam the right to use, and shall have the right to sublicense to its Affiliates and Third Party collaborators, the right to use, all Clinical Trial Data generated by Verve or a Third Party performing services on behalf of Verve, solely for internal research purposes; provided that Beam shall have the right to disclose such Clinical Trial Data that has been anonymized for the purposes of concealing any personally identifiable information to potential and actual partners, collaborators, investors and acquirers under customary obligations of confidentiality and restricted use.

Article 7 COMMERCIALIZATION

7.1

Commercialization Efforts. Each Party shall conduct the activities for which it is responsible under the applicable US Commercialization Plan. Verve shall use Commercially Reasonable Efforts to Commercialize Licensed Products, and Verve and Beam shall use Commercially Reasonable Efforts to Commercialize Collaboration Products, in each case in the Field in the Major Markets in which Marketing Authorization has been obtained, as further described in this Article 7.

7.2

Commercialization of Product(s). All Commercialization activities of the Parties with respect to Collaboration Products in the Collaboration Territory will be performed under the direction of the JCC and the JSC in accordance with the then-current applicable US Commercialization Plan. In the event of any inconsistency between a US Commercialization Plan or a Commercialization Budget and this Agreement, the terms of this Agreement shall prevail unless otherwise expressly set forth in the relevant US Commercialization Plan or Commercialization Budget. Verve will keep the JCC informed of Commercialization activities of Verve with respect to Licensed Products and Collaboration Products outside the Collaboration Territory, and Verve will deliver to Beam on a [**] basis a written report summarizing its material Commercialization activities with respect to Licensed Products that are not Collaboration Products and with respect to Collaboration Products outside the Collaboration Territory, such reports to be sufficient in content to allow Beam to evaluate whether Verve has satisfied its diligence obligations with respect to such Collaboration Products in accordance with Section 7.1. Verve shall ensure that any Third Party, including a sublicensee, that undertakes Commercialization activities with respect to a Licensed Product or Collaboration Product permits disclosure of all relevant information to Beam in the reports described in this Section 7.2.

7.3	US Commercialization Plan.

7.3.1

Within [**] after the Initiation of a Phase III Clinical Trial of a Collaboration Product in the Field in the Territory, the JCC shall develop an initial high-level Commercialization plan for the Collaboration Products in the Field in the Collaboration Territory (such plan, if and when approved by the JSC and as may be amended from time to time in accordance with this Agreement, the “US Commercialization Plan”).

7.3.2	Each US Commercialization Plan shall contain, as applicable: [**].

7.4

Commercialization Reports. Each Party shall keep the JCC fully informed regarding the progress and results of Commercialization activities for Collaboration Products in the Collaboration Territory conducted by such Party, including a [**] review of activities undertaken versus the US Commercialization Plan for such Collaboration Products.

7.5

Commercialization Costs. Subject to Section 10.5.1(b), as between the Parties, Verve shall be solely responsible for all costs and expenses incurred (including both internal FTE-based costs and payments owed to Third Parties) in the conduct of activities under any US Commercialization Plan.

7.6

Co-Promotion. With respect to each Collaboration Product, the Parties shall enter into an agreement that sets forth the terms of the Parties’ Co-Promotion of such Collaboration Products in the Collaboration Territory no later than [**] prior to the anticipated First Commercial Sale of such Collaboration Product in the Collaboration Territory, such terms to be consistent with the high-level terms and principles set forth in this Section 7.6 (each such agreement, a “Co-Promotion Agreement”). The Parties shall Co-Promote the Collaboration Products in the Collaboration Territory pursuant to the terms and conditions of this Agreement and the applicable Co-Promotion Agreement, provided that Verve shall book all sales of Collaboration Products in the Collaboration Territory. Any Co-Promotion Agreement entered into by the Parties pursuant to this Section 7.6 will set forth the terms under which Beam will engage in the Co-Promotion of such Collaboration Product with Verve to primary care physicians, specialists, and other agreed target customers or stakeholders in the Collaboration Territory. Each Party will provide fifty percent (50%) of the promotional effort required to promote the Collaboration Product in the Collaboration Territory at launch and throughout Commercialization in this Agreement and the allocation of the promotional effort between the Parties will be made on an equitable basis as to both the quality and quantity of the activities to be undertaken, including the identity of target prescribers and the nature of the Details. Costs incurred by the Parties for Co-Promotion activities under the Co-Promotion Agreement shall be Shared Commercialization Costs unless otherwise mutually agreed by the Parties and expressly set forth in the Co-Promotion Agreement. For clarity, the applicable Co-Promotion Agreement shall automatically be terminated on the applicable Opt-Out Date in the event Beam exercises a Beam Opt-Out Option or Verve exercises a Verve Opt-Out Option with respect to a particular Collaboration Product.

Article 8 MANUFACTURING

8.1

Clinical Supply Plan. The Parties, via the JMC, will discuss and formulate a clinical supply plan for the Manufacture of each Opt-In Product and Collaboration Product required for the conduct of Development activities under this Agreement and shall submit such plan to the JSC for approval. In formulating such clinical supply plan, the Parties will discuss, in good faith, [**]. To the extent that Beam is not Manufacturing a Licensed Base Editor Product, the Parties shall meet and decide upon a technology transfer plan regarding the transfer of technology related to the Manufacture of such Licensed Base Editor Product (to the extent otherwise contemplated by this Agreement) by Beam to Verve or its designee, and each Party shall perform its obligations under such technology transfer plan without additional consideration.

8.2

Commercial Supply. The Parties, via the JMC, will discuss and formulate a commercial supply plan for each Collaboration Product required for the conduct of Commercialization activities under this Agreement and shall submit such plan to the JSC for approval. If Beam has Manufactured clinical supplies of a Licensed Base Editor Product, the Parties will discuss, [**]. To the extent that Beam is not Manufacturing commercial supply of a Licensed Base Editor Product and Manufacturing technology transfer from Beam to Verve for such Licensed Base Editor Product has not already occurred pursuant to Section 8.1, the Parties shall meet and decide upon a technology transfer plan regarding the transfer of technology related to the Manufacture of such Licensed Base Editor Product (to the extent otherwise contemplated by this Agreement) by Beam to Verve or its designee, and each Party shall perform its obligations under such technology transfer plan without additional consideration.

8.3

Manufacturing Intellectual Property. Beam shall own all right, title and interest in any Know-How conceived, developed, generated or reduced to practice during the Term by Verve, its Affiliates, its sublicensees or other persons acting on behalf of Verve, its Affiliates or its sublicensees (including any contract manufacturer) to the extent specifically directed to methods of manufacturing (a) Licensed Base Editor Products to the extent such Know-How relates to Base Editors or C2C1 or (b) Licensed C2C1 Products to the extent such Know-How relates to C2C1 (such Know-How collectively, the “Beam Manufacturing Know-How”) and any Patent Rights to the extent such Patent Rights claim Beam Manufacturing Know-How (such Patent Rights, collectively with the Beam Manufacturing Know-How, the “Beam Manufacturing Technology”). Verve shall, and hereby does (and shall cause its Affiliates, its sublicensees or other persons acting on behalf of Verve, its Affiliates or its sublicensees to) sell, assign, transfer, convey and deliver to Beam, all of its right, title and interest in, to and under any Beam Manufacturing Technology; provided that any contractual obligation put in place by Verve, its Affiliate or its sublicensee that requires another Person (e.g. a contract manufacturer) to assign Beam Manufacturing Technology to Verve, its Affiliate or its sublicensee so that it can directly assign such Beam Manufacturing Technology to Beam in accordance with this Section 8.3 will satisfy this obligation as long as such assignment by such other Person is required to be immediate upon such Person’s ownership of Beam Manufacturing Technology. Verve will and shall cause its Affiliates, its sublicensees (or other persons acting on behalf of Verve, its Affiliates or its sublicensees to) promptly execute an assignment of Beam Manufacturing Technology, including assignments of Patent Rights in forms registrable or recordable in the United States Patent and Trademark Office or applicable foreign offices in the Territory to the extent necessary to assign the Beam Manufacturing Technology, all in forms reasonably acceptable to Beam. Beam Manufacturing Technology assigned under this Section 8.3 shall be deemed Beam Collaboration Technology under this Agreement.

8.4

General. Except as expressly provided in Section 8.1 and Section 8.2 with respect to Collaboration Products, Verve shall have sole authority over and control of the manufacture of Products, itself or through one or more Affiliates or Third Parties selected by Verve.

Article 9 DELIVERY TECHNOLOGY

9.1

General. From time to time during the Term, either Party or any of its Affiliates may obtain rights to Know-How or Patent Rights that claim, embody or incorporate [**]. Each Party shall use reasonable efforts, in securing such rights, to Control such rights so that Know-How or Patent Rights, subject to Section 9.2, are Delivery Technology under this Agreement for the purposes of Section 2.1.3 or 2.1.4, as applicable; provided that, for clarity, neither Party shall have the obligation to secure such rights (other than the obligation to use reasonable efforts as described in this sentence) or to pay any additional consideration or payment in order to Control such Know-How or Patent Rights.

9.2

Third Party Agreements. Notwithstanding anything to the contrary in this Agreement, in the event that a Party enters into an agreement or arrangement with a Third Party under which such Party or its Affiliate is granted rights to any Patent Right or Know-How that would be Delivery Technology of such grantee Party or its Affiliate hereunder, such Patent Right or Know-How is hereby deemed not to be Delivery Technology of such grantee Party or its Affiliate unless and until, in each case to the extent permitted under any confidentiality obligations related to such arrangement or agreement, (a) such grantee Party provides the other Party with a written notice of such agreement or arrangement and [**], and (b) such other Party, within [**] after receipt of such notice, [**]. Each Party will use commercially reasonable efforts to secure the right to disclose to the other Party the information described in the foregoing clauses (i) through (iii). The grantee Party shall be required to provide the notice described in clause (a) of this Section 9.2 within [**] of the effective date of an agreement or arrangement under which the grantee Party or its Affiliate is granted rights to any Patent Right or Know-How that would be Delivery Technology hereunder if accepted by the other Party. If the other Party provides notice to have such Patent Right or Know-How deemed Delivery Technology hereunder, such other Party shall reimburse the grantee Party for all amounts that are owed to such Third Party solely as a result of the exercise of rights as a sublicensee under such Third Party Agreement within [**] of receipt of an invoice from the grantee Party. If the other Party does not provide the notice described in clause (b) of this Section 9.2 or indicates in such written notice that it does not wish to obtain a sublicense under the relevant Patent Right or Know-How, such Patent Right or Know-How is hereby deemed not to be Delivery Technology hereunder.

Article 10 PAYMENTS AND CONSIDERATION; EQUITY PURCHASE

10.1

Initial Issuance. In accordance with the terms of the Subscription Agreement entered into by the Parties on the date hereof, Verve shall, on the Effective Date and concurrently with the execution of this Agreement, as partial consideration for the licenses granted hereunder, issue to Beam or designees identified to Verve in writing prior to the Effective Date, an aggregate of 2,556,322 shares of Verve’s common stock.

10.2	Development Milestone Payments.

10.2.1

In further consideration for the licenses granted herein by Beam to Verve, upon the terms and conditions contained herein, Verve shall pay to Beam the milestone payment set forth in the table below for each Licensed Product that achieves the corresponding milestone event:

Milestone Event	For any Licensed Product that is not a Collaboration Product, in the Territory	For any Licensed Product that is a Collaboration Product, outside the Collaboration Territory
[**]	[**] U.S. Dollars ($[**])	[**] U.S. Dollars ($[**])
[**]	[**] U.S. Dollars ($[**])	[**] Dollars ($[**])
[**]	[**] U.S. Dollars ($[**])	[**] U.S. Dollars ($[**])

Verve shall notify Beam in writing within [**] following the achievement of each milestone, and shall make the appropriate milestone payment within [**] after the achievement of such milestone. All milestone payments are payable only once under this Agreement for each Licensed Product to achieve such milestone. If a milestone set forth in the table in this Section 10.2.1 is skipped (e.g. [**]), the payment associated with such skipped milestone shall be paid when the subsequent milestone is achieved in addition to the payment that would otherwise be due upon achievement of such subsequent milestone.

10.2.2

In further consideration for the licenses granted by each Party under Sections 2.1.3 and 2.1.4, respectively, upon the terms and conditions contained herein, each Party shall pay the other Party the milestone payment for each Delivery Technology Product of such paying Party to achieve the corresponding milestone event as set forth in the table below:

Milestone Event	For each Delivery Technology Product
[**]	[**] Dollars ($[**])
[**]	[**] Dollars ($[**])
[**]	[**] Dollars ($[**])

The owing Party shall notify the other Party in writing within [**] following the achievement of each milestone, and shall make the appropriate milestone payment within [**] after the achievement of such milestone. All milestone payments are payable only once under this Agreement for each Delivery Technology Product to achieve such milestone. If the [**] milestone set forth in the table in this Section 10.2.2 is skipped (e.g., [**]), the payment associated with such skipped milestone shall be paid upon [**] for such Delivery Technology Product. For purposes of this Section 10.2, one (1) Licensed Product or Delivery Technology Product, as the case may be, that [**] for multiple Indications, multiple patient populations or multiple dosage forms shall be deemed to be a single Licensed Product or Delivery Technology Product, as the case may be.

10.3	Net Sales Milestones.

10.3.1

Subject to Section 10.3.2, on a Licensed Product-by-Licensed Product basis, Verve will pay Beam the following one-time payments when aggregate Net Sales of a Licensed Product that is not a Collaboration Product in a Calendar Year in the Territory first reach the respective thresholds indicated below:

Calendar Year Territory-Wide Net Sales for a Licensed Product that is not a Collaboration Product	Net Sales Milestone
Over [**] U.S. Dollars ($[**])	[**] U.S. Dollars ($[**])
Over [**] U.S. Dollars ($[**])	[**] U.S. Dollars ($[**])

10.3.2

Notwithstanding Section 10.3.1, on a Licensed Product-by-Licensed Product basis, with respect to any Licensed Product that is a Collaboration Product, Verve will pay Beam the following one-time payments when aggregate Net Sales of such Licensed Product outside the Collaboration Territory first reach the respective thresholds indicated below:

Calendar Year Net Sales for a Licensed Product that is a Collaboration Product Outside the Collaboration Territory	Net Sales Milestone
Over [**] U.S. Dollars ($[**])	[**] U.S. Dollars ($[**])
Over [**] U.S. Dollars ($[**])	[**] U.S. Dollars ($[**])

10.3.3

Verve will make any Net Sales threshold milestone payment payable with respect to a Calendar Year within [**] after the end of the applicable Calendar Year. The Net Sales threshold milestone payments set forth above are payable only once on the first achievement by each Licensed Product of the relevant threshold. No amounts shall be due under this Agreement for subsequent or repeated achievements of any milestone by the same Licensed Product. If more than one Net Sales threshold milestone is achieved in the same Calendar Year, Verve will pay to Beam all Net Sales threshold milestone payments achieved in such Calendar Year in accordance with this Section 10.3.3.

10.4	Royalties.

10.4.1	Royalties to Beam for Licensed Products.

(a)

Subject to the provisions of Sections 10.4.1(c) and 10.4.1(d), Verve will pay Beam royalties on a tiered marginal royalty rate basis as set forth below based on the annual aggregate Territory-wide Net Sales resulting from the sale of each Licensed Product that is not a Collaboration Product, on a Licensed Product-by-Licensed Product basis, during each Calendar Year of the applicable Royalty Term for each such Licensed Product.

Net Sales of a Licensed Product that is not a Collaboration Product	Marginal Royalty Rate (% of Calendar Year Net Sales for such Licensed Product in the Territory)
Annual Net Sales up to [**] Dollars ($[**])	[**]%
Annual Net Sales including and above [**] Dollars ($[**]), up to [**] Dollars ($[**])	[**]%
Annual Net Sales including and above [**] Dollars ($[**])	[**]%

Each marginal royalty rate set forth in the table above will apply only to that portion of the Net Sales of a given Licensed Product in the Territory during a given Calendar Year that falls within the indicated range.

(b)

Subject to the provisions of Sections 10.4.1(c) and 10.4.1(d), Verve will pay Beam royalties on a tiered marginal royalty rate basis as set forth below based on the annual aggregate Net Sales outside of the Collaboration Territory resulting from the sale of each Licensed Product that is a Collaboration Product, on a Licensed Product-by-Licensed Product basis, during each Calendar Year of the applicable Royalty Term for each such Licensed Product.

Net Sales of a Licensed Product that is a Collaboration Product Outside of the Collaboration Territory	Marginal Royalty Rate (% of Calendar Year Net Sales for such Licensed Product outside the Collaboration Territory)
Annual Net Sales up to [**] Dollars ($[**]).	[**]%
Annual Net Sales including and above [**] Dollars ($[**]), up to [**] Dollars ($[**])	[**]%
Annual Net Sales including and above [**] Dollars ($[**])	[**]%

Each marginal royalty rate set forth in the table above will apply only to that portion of the Net Sales of a given Licensed Product in the applicable countries outside the Collaboration Territory during a given Calendar Year that falls within the indicated range.

(c)

During time periods when the Royalty Term is only in effect in a given country for a given Licensed Product due to clause (c) of Section 1.149.1, then the royalty rate provided for such Licensed Product in such country shall be reduced by [**] percent ([**]%) from that set forth in Section 10.4.1(a) or 10.4.1(b), as applicable, above for such portions of the Royalty Term for such Licensed Product in such country.

(d)

On a Licensed Product-by-Licensed Product basis, if Verve is legally required by a future court order, settlement agreement, contract, or other legally binding written commitment to make payments to a Third Party for a license under or the use of Patent Rights held by such Third Party that [**], then Verve may offset [**] percent ([**]%) of any running royalty payments on net sales actually paid by Verve to such Third Party under such Third Party license with respect to such patent application(s) or patent(s) with respect to sales of such Licensed Product against the running royalty payments that are due to Beam with respect to Net Sales of such Licensed Product in such country under Section 10.4.1(a) or 10.4.1(b), as applicable; provided that, in no event, shall (a) the running royalty payments to Beam with respect to such any Licensed Products be reduced, after the application of any reduction in Section 10.4.1(c) and this Section 10.4.1(d), by more than [**] percent ([**]%) of the amount otherwise due under Section 10.4.1(a) or 10.4.1(b), as applicable, and (b) with respect to royalties paid to the Third Party solely on the basis of claims of pending patent applications of the Third Party (and no issued patent claim of the Third Party Covers the applicable Licensed Product), such amounts shall only be offsettable in accordance with this Section 10.4.1(d) if the Covering pending claim of the Third Party’s pending application would meet the definition of Valid Claim set forth in this Agreement were such pending claim within the Patent Rights as of the Effective Date.

10.4.2	Royalties related to Delivery Technology.

(a)

Subject to the provisions of Section 10.4.2(b) and 10.4.2(c), each Party will pay the other Party royalties on a tiered marginal royalty rate basis as set forth below based on the annual aggregate Territory-wide Net Sales resulting from the sale of each Delivery Technology Product of such paying Party, on a Delivery Technology Product-by-Delivery Technology Product basis, during each Calendar Year of the applicable Royalty Term for each such Delivery Technology Product.

Territory-Wide Net Sales of a Delivery Technology Product	Marginal Royalty Rate (% of Calendar Year Net Sales for such Delivery Technology Product in the Territory)
Annual Net Sales up to [**] Dollars ($[**]).	[**]%
Annual Net Sales including and above [**] Dollars ($[**]), up to [**] Dollars ($[**])	[**]%
Annual Net Sales including and above [**] Dollars ($[**])	[**]%

Each marginal royalty rate set forth in the table above will apply only to that portion of the Net Sales of a given Delivery Technology Product in the Territory during a given Calendar Year that falls within the indicated range.

(b)

During time periods when the Royalty Term is only in effect in a given country for a given Delivery Technology Product due to clause (c) of Section 1.149.2 or 1.149.3, as applicable, then the royalty rate provided for such Delivery Technology Product in such country shall be reduced by [**] percent ([**]%) from that set forth in Section 10.4.2(a), as applicable, above for such portions of the Royalty Term for such Delivery Technology Product in such country.

(c)

On a Delivery Technology Product-by-Delivery Technology Product basis, if the licensee Party with respect to the Delivery Technology Product under Section 2.1.3 or 2.1.4, as applicable, is legally required by a future court order, settlement agreement, contract, or other legally binding written commitment to make payments to a Third Party for a license under or the use of Patent Rights held by such Third Party that [**], then the licensee Party may offset [**] percent ([**]%) of any running royalty payments on net sales actually paid by such licensee Party to such Third Party under such Third Party license with respect to such patent application(s) or patent(s) with respect to sales of such Delivery Technology Product against the running royalty payments that are due to the other Party with respect to Net Sales of such Delivery Technology Product in such country under Section 10.4.2(a); provided that in no event shall (a) the running royalty payments to the other Party with respect to such Delivery Technology Products be reduced, after the application of any reduction in Section 10.4.2(b) and this Section 10.4.2(c), by more than [**] percent ([**]%) of the amount otherwise due under Section 10.4.2(a) and (b) with respect to royalties paid to the Third Party solely on the basis of claims of pending patent applications of the Third Party (and no issued patent claim of the Third Party Covers the applicable Delivery Technology Product), such amounts shall only be offsettable in accordance with this Section 10.4.1(c) if the Covering pending claim of the Third Party’s pending application would meet the definition of Valid Claim set forth in this Agreement were such pending claim within the Patent Rights as of the Effective Date.

10.5	Revenue and Cost Sharing in the Collaboration Territory; Reconciliation Payments.

10.5.1

General. The terms and conditions of this Section 10.5 shall govern each Party’s rights and obligations with respect to Shared Development Costs, Shared Commercialization Costs and Collaboration Territory Revenue, in each case relating to Collaboration Products. In the event of a conflict between Section 10.5.1(a) or 10.5.1(b), on one hand, and, on the other hand, any Schedules to this Agreement, the terms of Section 10.5.1(a) or 10.5.1(b) shall take precedence, govern and control.

(a)

The Parties shall share all Shared Development Costs for each Collaboration Product incurred pursuant to this Agreement on the basis of [**] percent ([**]%) by Verve and [**] percent ([**]%) by Beam; provided, however, that in the event Beam exercises a Beam Opt-In Option upon receipt of an [**] for a Collaboration Product, Verve will be solely responsible for all of its own costs and all FTE Costs and out-of-pocket costs that are incurred as an expense in accordance with GAAP (including Third Party Payments) by Beam or any of its Affiliates in connection with all Development activities through the end of the Phase I Clinical Trial for such Collaboration Product, in accordance with Section 5.1 and the applicable Subsequent Development Plan.

(i)

Development Budget for Collaboration Products. Notwithstanding the foregoing, expenses charged by either Party as Shared Development Costs for an activity under a Subsequent Development Plan shall not exceed [**] percent ([**]%) of the amount included for the total itemized expenditure in the relevant then-current Development Budget for such activity, and any expenses in excess of such [**]% threshold shall be borne by the incurring Party except if the cause of the excess expenditures is outside the incurring Party’s reasonable control, in which case the incurring Party shall, upon learning of the likelihood of the excess expenditure, promptly revise the Development Budget and submit it in writing, with an explanation of the variance and the reasons therefor, to the JDC. If the JDC recommends approval of the revised budget (the consent of each Party’s representatives on the JDC not to be unreasonably withheld, delayed or conditioned) then such revised Development Budget shall be incorporated into the respective Subsequent Development Plan.

(b)

The Parties shall share all Shared Commercialization Costs for such Collaboration Product incurred pursuant to this Agreement, and Collaboration Territory Revenue for each Collaboration Product in the Collaboration Territory on the basis of fifty percent (50%) by Verve and fifty percent (50%) by Beam. Notwithstanding the provisions of Section 10.5.1(a), Verve shall bear [**] percent ([**]%) of all Development costs and Commercialization costs for Products for which Beam has elected to exercise the Beam Opt-Out Option pursuant to Section 5.3, which costs are incurred by Verve following the applicable Opt-Out Date, subject to the last sentence of Section 5.3, and Beam shall bear [**] percent ([**]%) of all Development costs and Commercialization costs for Products for which Verve has elected to exercise the Verve Opt-Out Option pursuant to Section 5.4, which costs are incurred by Beam following the applicable Opt-Out Date, subject to the last sentence of Section 5.4. Expenses charged by either Party as Shared Commercialization Costs for an activity under a US Commercialization Plan shall not exceed [**] percent ([**]%) of the amount included for the total itemized expenditure in the relevant then-current Commercialization Budget for such activity and any expenses in excess of such [**]% threshold shall be borne by the incurring Party except if the cause of the excess expenditures is outside the incurring Party’s reasonable control, in which case the incurring Party shall, upon learning of the likelihood of the excess expenditure, promptly revise the Commercialization Budget and submit it in writing, with an explanation of the variance and the reasons therefor, to the JCC. If the JCC recommends approval of the revised budget (the consent of each Party’s representatives on the JCC not to be unreasonably withheld, delayed or conditioned) then such revised Commercialization Budget shall be incorporated into the respective US Commercialization Plan.

10.5.2	Calculation and Payment.

(a)

Following any exercise by Beam of the Beam Opt-In Option, within [**] after the end of each Calendar Quarter, each Party shall provide the other Party and the JCC and JDC, as applicable, with (i) a detailed, activity-based statement of its Shared Development Costs incurred in such Calendar Quarter, including, without limitation, an itemized breakdown of the calculation of FTE Costs included in the Shared Development Costs (each, a “Development Cost Report”), (ii) a detailed, activity-based statement of its Shared Commercialization Costs (each statement, together with the corresponding Development Cost Report, the “Cost Reports”), in each case to the extent incurred in such Calendar Quarter (or a good faith estimate of any portions thereof where actuals are not known as of such time), as well as details of any adjustments to be made to the amounts submitted in the previous Calendar Quarter in previous Cost Reports, in a format to be agreed upon by the JCC and JDC, as applicable.

(b)

Along with the Cost Reports, Verve shall provide Beam and the JCC with a report setting forth Verve’s itemized Net Sales of each Collaboration Product in the Collaboration Territory during such Calendar Quarter.

(c)

Within [**] after the end of each Calendar Quarter, each Party will provide the other Party and the JSC with a written, non-binding, preliminary report that will set forth, in a format to be mutually agreed by the Parties promptly after the Effective Date, such Party’s good faith estimate of: (i) the amounts and information that will be set forward in such Party’s Cost Reports for such Calendar Quarter; and (ii) in the case of Verve, the aggregate Net Sales of Collaboration Products in the Collaboration Territory and Collaboration Territory Revenue for such Calendar Quarter.

(d)

In addition to the preliminary reports to be provided by each Party in accordance with Section 10.5.2(c) above, within [**] after the end of each Calendar Quarter, Verve shall provide Beam and the JSC with a written report (the “Reconciliation Report”) setting forth, in a format to be mutually agreed by the Parties promptly after the Effective Date, the calculations of [**]. Any net payment owed from one Party to the other Party shall be paid within [**] following receipt of such reconciliation (i.e. within [**] after the end of the Calendar Quarter); provided that if a Party disputes an amount provided in such Reconciliation Report then such disputed amount shall be reviewed by the JDC (with respect to Shared Development Costs) or JCC (with respect to Shared Commercialization Costs or Net Sales), as applicable, and any net payment owed with respect to the undisputed amounts shall be paid within such [**] period (and the disputed amount, if determined to be owed, shall be paid within [**] of resolution of the dispute). If requested by Verve or Beam, any invoices or other supporting documentation for any payments to a Third Party that individually exceed [**] Dollars ($[**]) shall be promptly provided.

10.6

Currency Exchange. All payments to be made by a Party under this Agreement shall be made in US dollars, by wire transfer, pursuant to the instructions of the Party receiving payment, as designated from time to time. To the extent Shared Development Costs or Shared Commercialization Costs are incurred in a currency other than US dollars, the applicable expense shall be converted into US dollars on a monthly basis using as a rate of exchange the average actual foreign currency exchange rate for the month in which the expense is incurred. Likewise, to the extent Licensed Products or Collaboration Products are sold in a currency other than US dollars, the amount received shall be converted into US dollars on a monthly basis using as a rate of exchange the average actual foreign currency exchange rate for the month in which the expense is incurred. All currency conversions shall be according to the exchange rates utilized by each Party in its own internal accounting system, consistently applied.

10.7	Record-Keeping and Audit.

10.7.1

Each Party and its Affiliates shall maintain complete and accurate books and records of account, in accordance with GAAP, of all transactions and other business activities under this Agreement, sufficient to confirm the accuracy of all reports furnished by a Party to the other Party under this Agreement, and all payments by a Party to the other Party under this Agreement. During the Term and for [**] after final payment has been made under this Agreement, upon reasonable written notice to a Party, but no more often than [**], such Party shall permit an independent certified public accountant of national standing designated by the other Party to audit such books and records of account of such Party in order to confirm the accuracy and completeness of all such reports and all such payments. The accounting firm shall disclose to the Party requesting the audit only whether the audited reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to the Party requesting the audit.

10.7.2

The Party requesting an audit shall bear all costs and expenses incurred in connection with any such audit; provided, however, that if any such audit correctly identifies any underpayments by the audited Party hereunder or overpayments by the auditing Party that are the fault of the audited Party hereunder in excess of [**] percent ([**]%) of the amount actually payable by such Party to the Party requesting the audit hereunder, or $[**] US dollars, whichever is greater, then, in addition to paying the full amount of such underpayment or overpayment, the audited Party shall reimburse the other Party for all reasonable out-of-pocket costs and expenses incurred by such Party in connection with that audit.

10.7.3	Neither Party shall be required to maintain books and records for more than [**] following the end of the Calendar Year in which they were generated.

10.7.4

The Party requesting an audit shall treat all financial information subject to review under this Section 10.7 in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the audited Party obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

10.8	Income Tax Withholding.

10.8.1

VAT. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (VAT), which shall be added thereon as applicable. Where value added tax or similar tax is properly added to a payment made under this Agreement, the Party making the payment will pay the amount of value added tax or similar tax only on receipt of a valid tax invoice issued in accordance with the Applicable Laws of the country in which the value added tax or similar tax is chargeable.

10.8.2

Withholding Taxes. In the event any payments made pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, the Party making such payment shall deduct and withhold the amount of such taxes for the account of the payee to the extent required by Applicable Laws or regulations and such amounts payable to the payee shall be reduced by the amount of taxes deducted and withheld. Any such withholding taxes required under Applicable Laws or regulations to be paid or withheld shall be an expense of, and borne solely by, the payee.

10.8.3

Tax Cooperation. To the extent that the Party making a payment is required to deduct and withhold taxes on any payments under this Agreement, the Party making such payment shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the payee an official tax certificate or other evidence of such withholding sufficient to enable the payee to claim such payments of taxes. The payee shall provide any tax forms to the Party making such payment that may be reasonably necessary in order for such Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. The payee shall use reasonable efforts to provide any such tax forms to the Party making the payment at least [**] prior to the due date for any payments for which the payee desires that the Party making the payment apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

10.8.4

Notwithstanding anything in this Agreement to the contrary, if an action (including but not limited to any assignment or sublicense of its rights or obligations under this Agreement, or any failure to comply with Applicable Laws or filing or record retention requirements) by a Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, such Party shall indemnify and hold harmless the other Party from any such additional or increased withholding tax liability or VAT (except to the extent that the other Party can reclaim it, provided that such other Party will be reimbursed for any reasonable out of pocket costs incurred in the reclaim).

10.9

Late Payments. Any payments by a Party that are not being disputed in good faith by such Party and not paid on or before the date such payments are due under this Agreement will bear interest at the lower of (a) [**] percent ([**]%) [**] and (b) the maximum rate allowed by law. Interest will accrue beginning on the [**] day following the due date for payment and will be compounded [**]. Payment of such interest by the relevant Party shall not limit, in any way, the other Party’s right to exercise any other remedies it may have as a consequence of any payment due but unpaid hereunder.

Article 11 CONFIDENTIALITY AND PUBLICATION

11.1

Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future Commercialization, financial, and Development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

11.1.1

was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

11.1.2	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

11.1.3	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

11.1.4	was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

11.2

Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (a) under appropriate confidentiality provisions similar to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the rights to Develop, Manufacture and Commercialize Products and to grant sublicenses as permitted hereunder); or (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation, complying with applicable governmental regulations, seeking and obtaining regulatory approval, conducting non-clinical activities or clinical trials, preparing and submitting INDs to Regulatory Authorities, or is otherwise required by Applicable Law or the rules of a recognized stock exchange or automated quotation system applicable to such Party; provided, however, that if a Receiving Party is required by Applicable Law to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, if requested by the Disclosing Party, cooperate with the Disclosing Party to secure confidential treatment of such Confidential Information required to be disclosed; or (c) in communication with existing or prospective investors, consultants, advisors, licensees or collaborators or others on a need to know basis, in each case that are not Competitors of the Disclosing Party and under appropriate confidentiality provisions substantially equivalent to those of this Agreement (except for the term of such obligations, which shall be customary for the particular disclosure) or (d) to the extent mutually agreed to in writing by the Parties.

11.3

Publications. Verve and Beam each acknowledge the other Party’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 11.2, if either Party, its Affiliates, or their respective employee(s) wishes to make a publication or public presentation related to a Collaboration Product or Licensed Product or which otherwise may reasonably contain Confidential Information, or intellectual property, of the other Party, such Party must first obtain approval by the JSC of the general subject matter of such proposed publication or presentation and thereafter shall deliver to such other Party a copy of the proposed written publication or an outline of any proposed oral disclosure at least [**] prior to submission for publication or presentation. The reviewing Party shall have the right (a) to require removal from the publication or presentation of such reviewing Party’s Confidential Information or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of [**] to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Section 13.2. Upon expiration of such [**], the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party requests modifications to the publication or presentation, the publishing or presenting Party shall edit such publication or presentation to prevent disclosure of Confidential Information, trade secret and proprietary business information of the reviewing Party prior to submission of the publication or presentation. Notwithstanding the foregoing, the Parties agree that (i) study information and results must be posted to clinicaltrials.gov in accordance with statutory deadlines and (ii) such study results required to be posted pursuant to clause (i) of this Section 11.3 will, following such posting, no longer constitute Confidential Information of either Party.

11.4

Press Releases; Disclosure of Agreement. The Parties shall reasonably cooperate and mutually agree on an initial press release to be made by each Party regarding the execution of this Agreement. Neither Party shall issue or cause the publication of any other press release or public announcement regarding the terms of this Agreement without the express prior approval of the other Party other than as required by Applicable Law or the rules of any stock exchange, provided that if any such publication, press release or public announcement is required by Applicable Law, the Party obligated to make such publication, press release or public announcement shall, if practicable, notify the other Party in advance thereof and reasonably consider any timely comments from such other Party, including any reasonable request to limit such publication, press release or public announcement. Notwithstanding anything to the contrary in this Agreement, each Party may disclose this Agreement, as well as redacted versions of any Third Party Agreements provided to such Party, on a reasonable need-to-know basis to actual and potential investors, acquirers, sublicensees and collaborators under reasonable conditions of confidentiality, including, in the case of the applicable Third Party Agreements, confidentiality obligations imposed under such Third Party Agreements.

11.5

Use of Names. Neither Party shall use the name, symbol, trademark, trade name or logo of the other Party or its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party in each, except for those disclosures for which consent has already been obtained, including as authorized in Section 2.3.

11.6

Termination of Prior Agreement. This Agreement supersedes and replaces the Mutual Confidential Disclosure Agreement by and between the Parties dated as of [**] (the “Existing Confidentiality Agreement”). All information exchanged between the Parties under the Existing Confidentiality Agreement shall be deemed Confidential Information of the respective Disclosing Party hereunder and shall be so subject to the terms of this Agreement.

11.7

Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at Applicable Law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 11.

Article 12 REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1	Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that as of the Effective Date:

12.1.1	it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

12.1.2

this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

12.1.3	it is licensed, registered, or qualified under Applicable Law, regulations, policies, and administrative requirements to do business.

12.2

Verve Representations, Warranties and Covenants. Verve represents and warrants to Beam as of the Effective Date that and, with respect to Sections 12.2.5, 12.2.9, 12.2.10 and 12.2.11, covenants during the Term:

12.2.1	to Verve’s knowledge, the Patent Rights to be licensed to Beam under Sections 2.1.2 and 2.1.3 have been properly maintained and are not invalid or unenforceable, in whole or in part;

12.2.2	Verve is the sole and exclusive owner of, or has Control via a license to, the Patent Rights licensed to Beam as of the Effective Date under Sections 2.1.2 and 2.1.3;

12.2.3

Verve has not granted any right or license to any Third Party relating to any of the Patent Rights that Verve Controls that conflicts or interferes with any of the rights or licenses granted hereunder by Verve to Beam;

12.2.4

there are no claims, judgments or settlements against or owed by Verve and, to the knowledge of Verve, no pending or threatened claims or litigation relating to the Patent Rights Controlled by Verve to be licensed to Beam under Sections 2.1.2 and 2.1.3;

12.2.5

Verve will not, and will cause its Affiliates not to incur or permit to exist, with respect to any Know-How or Patent Rights Controlled by Verve or its Affiliates (including the Verve Delivery Technology and Joint Collaboration Technology) any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other binding obligation that is or would be inconsistent with or would diminish, derogate from or otherwise conflict with the licenses and other rights granted to Beam under this Agreement;

12.2.6

the Third Party Agreements set forth on Schedule 1.167(b) are all of the agreements or arrangements between Third Parties and Verve or its Affiliates under which Verve or its Affiliates are granted rights to any Verve Delivery Technology or any other intellectual property rights related to or useful for the Development, Commercialization, Manufacture or use of any Product or pursuant to which Beam would be subject to any obligations (including payment obligations) based upon the rights granted by Verve to Beam under this Agreement or the Development or Commercialization of a Product under this Agreement;

12.2.7

Verve has provided to Beam true and correct partially-redacted copies of all Third Party Agreements to which Verve or its Affiliate is a party in their current form (including any amendments thereto) (each, a “Verve Third Party Agreement”), which Verve Third Party Agreements are in full force and effect, and the redacted provisions do not materially relate to Beam’s rights or obligations under this Agreement, including provisions related to the scope of the licenses granted to Beam under Section 2.1.2, 2.1.3 or 2.1.5 or the ownership of any Patent Rights invented or Know-How conceived, developed, generated or reduced to practice arising out of a Party’s performance of its obligations under this Agreement during the Term;

12.2.8

Verve is not in material breach and, to its knowledge, none of the Third Parties who are party to a Verve Third Party Agreement are in material breach of the relevant Verve Third Party Agreement, Verve has not waived or allowed to lapse or terminate any of its rights under any Verve Third Party Agreements that would adversely affect the rights granted to Beam under this Agreement, and Verve has not received any notice of breach of such Verve Third Party Agreements;

12.2.9

Verve shall not amend any Third Party Agreement to which Verve or any of its Affiliates is a party in a manner that would adversely affect the rights or obligations of Beam under this Agreement without Beam’s prior written consent;

12.2.10

Verve shall furnish Beam with copies of all notices received by Verve relating to any alleged breach or default by Verve under any Verve Third Party Agreement within [**] after Verve’s receipt thereof. In the event that Verve does not resolve any such breach that is an undisputed breach to make one or more payments when due under the Verve Third Party Agreement, Verve shall notify Beam within a sufficient period of time before the expiration of the cure period for such breach under such Verve Third Party Agreement such that Beam, in its sole discretion, is able to cure or otherwise resolve such payment breach. If Beam makes any payments to a Third Party in connection with the cure or other resolution of such payment breach of Verve, then Beam may credit the amount of such payments against any amounts payable to Verve pursuant to this Agreement; and

12.2.11

Verve shall promptly (and in any event within [**] following receipt) furnish Beam with copies of all amendments of the Verve Third Party Agreements solely to the extent material to Beam or its rights granted under this Agreement.

12.3

Beam Representations, Warranties and Covenants. Beam represents and warrants to Verve as of the Effective Date and, with respect to Sections 12.3.7, 12.3.8, 12.3.9 and 12.3.11, covenants during the Term that:

12.3.1

to Beam’s knowledge, the Beam Base Editor Patent Rights, Beam C2C1 Patent Rights and any Patent Rights within the Beam Delivery Technology have been properly maintained and are not invalid or unenforceable, in whole or in part;

12.3.2	Beam is the sole and exclusive owner of, or has Control via a license to, the Beam Base Editor Patent Rights, Beam C2C1 Patent Rights and any Patent Rights within the Beam Delivery Technology;

12.3.3

Beam has not granted any right or license to any Third Party relating to any of the Beam Base Editor Patent Rights, Beam C2C1 Patent Rights or any Patent Rights within the Beam Delivery Technology that conflicts or interferes with any of the rights or licenses granted hereunder with respect to the Beam Base Editor Patent Rights, Beam C2C1 Patent Rights and any Patent Rights within the Beam Delivery Technology;

12.3.4

the Third Party Agreements set forth on Schedule 1.167(a) are all of the agreements or arrangements between Third Parties and Beam or its Affiliates under which Beam or its Affiliates are granted rights to any Beam Base Editor Technology, Beam C2C1 Technology or Beam Delivery Technology or pursuant to which Verve would be subject to any obligations (including payment obligations) based upon the rights granted by Beam to Verve under this Agreement or the Development or Commercialization of a Product under this Agreement;

12.3.5

Beam has provided to Verve true and correct partially-redacted copies of all Third Party Agreements to which Beam or its Affiliate is a party in their current form (including any amendments thereto) (each, a “Beam Third Party Agreement”), which Beam Third Party Agreements are in full force and effect, and the redacted provisions do not materially relate to Verve’s rights or obligations under this Agreement, including provisions related to the scope of the licenses granted to Beam under the Beam Base Editor Patent Rights or Beam C2C1 Patent Rights or the ownership of any Patent Rights invented or Know-How conceived, developed, generated or reduced to practice arising out of a Party’s performance of its obligations under this Agreement during the Term;

12.3.6

Beam is not in material breach and, to its knowledge, none of the Third Parties who are party to a Beam Third Party Agreement are in material breach of the relevant Beam Third Party Agreement, Beam has not waived or allowed to lapse or terminate any of its rights under any Beam Third Party Agreements that would adversely affect the rights granted to Verve under this Agreement, and Beam has not received any notice of breach of such Beam Third Party Agreements;

12.3.7	Beam shall not amend any Beam Third Party Agreement in a manner that would adversely affect the rights or obligations of Verve under this Agreement without Verve’s prior written consent;

12.3.8

Beam shall furnish Verve with copies of all notices received by Beam relating to any alleged breach or default by Beam under any Beam Third Party Agreement within [**] after Beam’s receipt thereof. In the event that Beam does not resolve any such breach that is an undisputed breach of Beam’s obligation to make one or more payments when due under the Beam Third Party Agreement, Beam shall notify Verve within a sufficient period of time before the expiration of the cure period for such breach under such Beam Third Party Agreement such that Verve, in its sole discretion, is able to cure or otherwise resolve such payment breach. If Verve makes any payments to a Third Party in connection with the cure or other resolution of such payment breach of Beam, then Verve may credit the amount of such payments against any royalties or other amounts payable to Beam pursuant to this Agreement;

12.3.9

Beam shall promptly (and in any event within [**] following receipt) furnish Verve with copies of all amendments of the Beam Third Party Agreements, solely to the extent material to Verve or its rights granted under this Agreement;

12.3.10

there are no claims, judgments or settlements against or owed by Beam and, to the knowledge of Beam, no pending or threatened claims or litigation relating to the Beam Base Editor Technology, Beam C2C1 Technology or Beam Delivery Technology; and

12.3.11

Beam will not, and will cause its Affiliates not to incur or permit to exist, with respect to any Beam Base Editor Technology, Beam C2C1 Technology, Joint Collaboration Technology or Beam Delivery Technology, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other binding obligation that is or would be inconsistent with or would diminish, derogate from or otherwise conflict with the licenses and other rights granted to Verve under this Agreement.

12.4

Disclaimer. THE FOREGOING REPRESENTATIONS AND WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

Article 13 INTELLECTUAL PROPERTY PROVISIONS

13.1	Ownership of Intellectual Property.

13.1.1	General. Inventorship shall be determined in accordance with United States patent laws.

13.1.2

Beam Owned Intellectual Property. Subject to the licenses granted to Verve under Section 2.1.1 and 2.1.4 and the rights retained by Beam under Section 2.1.6, the entire right, title and interest in and to the Beam Base Editor Technology, Beam Collaboration Technology and Beam Delivery Technology shall be owned solely by Beam. Verve shall, and hereby does (and shall cause its Affiliates to) sell, assign, transfer, convey and deliver to Beam, all of its right, title and interest in, to and under any Beam Collaboration Technology. Verve will promptly execute an assignment of Beam Collaboration Technology, including assignments of Patent Rights in forms registrable or recordable in the United States Patent and Trademark Office or applicable foreign offices in the Territory to the extent necessary to assign the Beam Collaboration Technology, all in forms reasonably acceptable to Beam.

13.1.3

Verve Owned Intellectual Property. Subject to the license granted to Beam under Sections 2.1.2, 2.1.3 and 6.3, the entire right, title and interest in and to the Verve Collaboration Technology, Verve Delivery Technology and the Clinical Trial Data shall be owned solely by Verve.

13.1.4

Other Solely Invented Intellectual Property. Subject to the licenses granted to each Party and the rights retained by each Party under Section 2.1 and except as set forth in Section 8.3, Section 13.1.2 or Section 13.1.3, all Know-How, patentable or otherwise, conceived, developed, generated or reduced to practice during the Term solely by a Party or its Affiliates or other persons acting on behalf of such Party shall be owned by such Party.

13.1.5

Jointly Owned Intellectual Property. Subject to the licenses granted to each Party and the rights retained by each Party under Section 2.1, (a) Joint Collaboration Technology shall be owned jointly by Verve and Beam and (b) each Party shall have the non-exclusive right to use Joint Collaboration Know-How, practice the inventions claimed by the Joint Collaboration Patent Rights, and grant licenses under its interest in Joint Collaboration Technology, as it deems appropriate without the consent of or any obligation to the other Party, including any duty to account.

13.2	Filing, Prosecution and Maintenance of Patent Rights.

13.2.1

As between the Parties, subject to Section 13.3.2, Beam shall have the exclusive right to file, prosecute and maintain the Beam Base Editor Patent Rights, Beam Collaboration Patent Rights, Beam C2C1 Patent Rights and Patent Rights within the Beam Manufacturing Technology and Beam Delivery Technology. Subject to Beam’s obligations under Third Party Agreements, Beam shall give Verve the opportunity to provide comments on and make requests of Beam concerning the prosecution and maintenance of the Beam Base Editor Patent Rights, Beam C2C1 Patent Rights, Beam Collaboration Patent Rights and Patent Rights within the Beam Delivery Technology and Beam shall consider such comments and requests in good faith; however, final decision-making authority with respect to the prosecution and maintenance of such Patent Rights shall vest in Beam.

13.2.2

If and to the extent permitted by the Third Party Agreements to which Beam is a Party, Verve shall have the first right to file, prosecute and maintain Product-Specific Patent Rights. Verve will keep Beam advised on the status of the preparation, filing, prosecution, and maintenance of all patent applications included within such Product-Specific Patent Rights and the maintenance of any issued patents included within such Product-Specific Patent Rights. Further, Verve will consult and reasonably cooperate with Beam with respect to the preparation, filing, prosecution and maintenance of Product-Specific Patent Rights, including: (i) allowing Beam a reasonable opportunity and reasonable time to review and comment regarding relevant communications to Verve and drafts of any responses or other proposed filings by Verve before any applicable filings are submitted to any relevant patent office or Governmental Authority and (ii) reflecting any reasonable comments offered by Beam in any final filings submitted by Verve to any relevant patent office or Governmental Authority. If Verve elects not to file a patent application included in the Product-Specific Patent Rights in a country in the Territory or elects to cease the prosecution or maintenance of any Product-Specific Patent Right, Verve will provide Beam with written notice immediately, but not less than [**] before any action is required, upon the decision to not file or continue the prosecution of such patent application or maintenance of such patent. In such event, Verve will permit Beam to file or continue prosecution or maintenance of any such Product-Specific Patent Right in such country.

13.2.3

As between the Parties, Verve shall have the exclusive right to file, prosecute and maintain the Patent Rights in the Verve Delivery Technology and any other Patent Rights that Verve has licensed to Beam under Section 2.1.2. Subject to Verve’s obligations under Third Party Agreements, Verve shall give Beam the opportunity to provide comments on and make requests of Verve concerning the prosecution and maintenance of such Patent Rights and Verve shall consider such comments and requests in good faith; however, final decision-making authority with respect to the prosecution and maintenance of such Patent Rights shall vest in Verve.

13.2.4

With respect to any Joint Collaboration Patent Right, the Party responsible for the filing, prosecution and maintenance of such Joint Collaboration Patent Right shall be decided between the Parties in good faith, such decision to take into account the subject matter of the patent right and to which Party such subject matter is most relevant.

13.3	Enforcement and Defense of Beam Patent Rights.

13.3.1

Each Party shall give to the other Party notice of (i) any infringement of Beam Base Editor Patent Rights, Beam C2C1 Patent Rights, Beam Collaboration Patent Rights, Joint Collaboration Patent Rights to the extent related to Base Editors or the use of C2C1 in a base editor or nuclease product and Patent Rights within the Beam Delivery Technology but only, in each case, if such Patent Right is not a Product-Specific Patent Right, or (ii) any misappropriation or misuse of Beam Base Editor Know-How, Beam C2C1 Know-How, Beam Collaboration Know-How, Joint Collaboration Know-How to the extent related to Base Editors or the use of C2C1 in a base editor or nuclease product or Know-How within the Beam Delivery Technology but only, in each case, if such Know-How is not Product-Specific Know-How, that may come to such Party’s attention which infringement or misappropriation is by a Third Party that is developing or commercializing a product that is competitive with a Licensed Product or a Delivery Technology Product that uses Beam Delivery Technology (a “Beam IP Competitive Infringement”). Beam shall have the sole right to initiate and prosecute such legal action at its own expense and in the name of Beam and, if requested by Beam in the name of Verve, or to control the defense of any declaratory judgment action relating to Beam Base Editor Technology, Beam Collaboration Technology and Beam Delivery Technology.

13.3.2

For any action to terminate any Beam IP Competitive Infringement, in the event that Beam is unable to initiate or prosecute such action solely in its own name, Verve will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Beam to initiate litigation to prosecute and maintain such action. Each Party shall have the right to be represented by counsel of its own choice, at its own expense in any such action. In connection with any action related to a Beam IP Competitive Infringement, Verve and Beam will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Beam shall keep Verve informed of developments in any action or proceeding related to a Beam IP Competitive Infringement, including, to the extent permissible by Applicable Law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

13.3.3

Any recovery applicable to Licensed Products or Delivery Technology Products obtained by Beam in connection with or as a result of any action related to a Beam IP Competitive Infringement contemplated by this Section 13.3, whether by settlement or otherwise, shall be shared in order as follows:

(a)

Beam shall recoup all of its costs and expenses incurred in connection with the action, including any payments owed by Beam to a Third Party under any Third Party Agreement as a result of such action or recovery;

(b)

Verve shall then, to the extent possible, recover its costs and expenses incurred in connection with the action, including any payments owed by Verve to a Third Party under any Third Party Agreement as a result of such action or recovery;

(c)	[**].

13.4	Enforcement and Defense of Verve Patent Rights, Product-Specific Patent Rights or Joint Collaboration Patent Rights.

13.4.1

Each Party shall give the other Party notice of (i) any infringement of Patent Rights within the Verve Delivery Technology, Product-Specific Patent Rights, any Patent Rights licensed by Verve or its Affiliates to Beam under this Agreement or Joint Collaboration Patent Rights to the extent (in the case of Joint Collaboration Patent Rights) not related to Base Editors or the use of C2C1 in a base editor or nuclease product, or (ii) any misappropriation or misuse of Know-How within the Verve Delivery Technology, Product-Specific Know-How, any Know-How licensed by Verve or its Affiliates to Beam under this Agreement or Joint Collaboration Know-How to the extent (in the case of Joint Collaboration Know-How) not related to Base Editors or the use of C2C1 in a base editor or nuclease product, that may come to such Party’s attention, which infringement or misappropriation is by a Third Party that is developing or commercializing a product that is competitive with a Licensed Product or a Delivery Technology Product that uses Verve Delivery Technology (an “Verve IP Competitive Infringement”). Verve shall have the sole right to initiate and prosecute such legal action at its own expense and in the name of Verve and if requested by Verve in the name of Beam, or to control the defense of any declaratory judgment action relating to such Patent Rights or Know-How. Each Party shall have the right to be represented by counsel of its own choice at its own expense.

13.4.2

For any action to terminate any Verve IP Competitive Infringement, in the event that Verve is unable to initiate or prosecute such action solely in its own name, Beam will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Verve to initiate litigation to prosecute and maintain such action. In connection with any action related to a Verve IP Competitive Infringement, Verve and Beam will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Verve shall keep Beam informed of developments in any action or proceeding related to a Verve IP Competitive Infringement, including, to the extent permissible by Applicable Law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

13.4.3	Any recovery obtained by Verve in connection with or as a result of any action contemplated by this Section 13.4, whether by settlement or otherwise, shall be shared in order as follows:

(a)

Verve shall recoup all of its costs and expenses incurred in connection with the action, including any payments owed by Verve to a Third Party under any Third Party Agreement as a result of such action or recovery;

(b)

Beam shall, to the extent possible, recover its costs and expenses incurred in connection with the action, including any payments owed by Beam to a Third Party under any Third Party Agreement as a result of such action or recovery; and

(c)	[**].

13.5

Patent Term Restoration. The Parties agree to cooperate and to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 103(c) for US patents and patent applications. The Parties shall cooperate with each other, including without limitation to provide necessary information and assistance as the other Party may reasonably request, in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Beam Base Editor Patent Rights, Beam C2C1 Patent Rights, Patent Rights within the Beam Delivery Technology, Patent Rights within the Verve Delivery Technology, other Patent Rights licensed by Verve or its Affiliate under this Agreement or Joint Collaboration Patent Rights.

13.6	Trademarks and Corporate Logos.

13.6.1	In the Collaboration Territory.

(a)

Verve shall be responsible for developing a list of potential trademarks to be used to identify the Collaboration Products in the Collaboration Territory. From Verve’s initial list, the JSC shall ultimately be responsible for the selection of the actual trademarks used to identify the Collaboration Products in the Collaboration Territory, and all trademarks, logos, taglines, trade dress, domain names or indicia of origin for use in connection with the sale or marketing of Collaboration Products in the Collaboration Territory (the “Collaboration Marks”). Verve shall be responsible for any associated creation, searching, clearance, filing, registration, and maintenance of the Collaboration Marks, and all expenses associated therewith shall be treated as Shared Commercialization Costs to the extent included in the Commercialization Budget for the applicable Collaboration Product. Verve shall keep Beam reasonably advised of the status of the actual and prospective trademarks filings and, upon Beam’s request, shall provide advance copies of any substantive papers related to the filing, prosecution and maintenance of such filings. All uses of the proposed major promotional activities using Collaboration Marks and, upon request of the JSC, other representative samples of proposed use of the Collaboration Marks, shall be reviewed by the JSC prior to first public display and shall comply with all Applicable Laws (including, without limitation, those Applicable Laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries of the Collaboration Territory). Verve shall own all Collaboration Marks (including associated goodwill) and copyrights created in connection with the marketing of the Products in the Collaboration Territory.

(b)

With respect to those Collaboration Products for which Beam exercises its right to Co-Promote in the Collaboration Territory as set forth in Article 5, each Party shall provide to the other notice of any infringement or challenge to the Collaboration Marks. Verve and Beam shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both Verve and Beam. However, Verve, upon notice to Beam, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Verve and, if requested by Verve, in the name of Beam or to control the defense of any challenge relating to the Collaboration Marks. Verve shall promptly inform Beam if it elects not to exercise such first right and Beam shall, at its own expense, thereafter have the right to either initiate and prosecute such action or defend such action in the name of Beam and if requested by Beam in the name of Verve. Any recovery obtained by either or both Verve and Beam in connection with or as a result of any action contemplated by this Section 13.6, whether by settlement or otherwise, shall be shared in order as follows: (i) the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action; (ii) the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and (iii) the amount of any recovery remaining shall then be allocated equally between the Parties. In connection with any action, Verve and Beam will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by Applicable Law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto. Each Party shall have the right to be represented by counsel of its own choice, at its expense.

13.6.2

Use of Trademarks of the Other Party. Neither Party shall, without the other Party’s prior written consent, use any trademarks or house marks of the other Party (including the other Party’s corporate name, and, in the case of Beam, any Collaboration Marks), or marks confusingly similar thereto, in connection with such Party’s marketing or promotion of Products under this Agreement, except as expressly permitted pursuant to Section 2.3 or as may be expressly agreed to by the Parties and except to the extent required to comply with Applicable Laws.

Article 14 INDEMNIFICATION

14.1

General Indemnification by Beam. Beam shall indemnify and hold harmless Verve, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Verve Indemnified Parties”), from, against and in respect of any and all liabilities, losses, costs (including costs of investigation and defense), damages, fines, penalties, government orders, taxes, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), in each case to the extent resulting from any Action brought by a Third Party (collectively, “Losses”), to the extent such Losses are incurred or suffered by the Verve Indemnified Parties or any of them as a result of, arising out of or directly or indirectly relating to: [**].

14.2

General Indemnification by Verve. Verve shall indemnify and hold harmless Beam, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Beam Indemnified Parties”), from, against and in respect of any and all Losses to the extent such Losses are incurred or suffered by the Beam Indemnified Parties or any of them as a result of, arising out of or directly or indirectly relating to: [**].

14.3

Products Liability Claims. Notwithstanding anything express or implied to the contrary herein, including Sections 14.1 and 14.2 hereof, in the event that there is a Third Party products liability claim for death, bodily injury or property damage suffered by such Third Party from or in connection with any Collaboration Product, then the liability, claims, damage, loss, or expense (including reasonable attorneys’ fees) related to such claim against either Party shall be shared by the Parties in the following allocation: Verve shall bear [**] percent ([**]%) and Beam shall bear [**] percent ([**]%) of such related liability, claims, damage, loss and expense; provided that in the event such death, bodily injury or property damage giving rise to a Third Party product liability claim is proximately caused by the negligence or willful misconduct, violation of Applicable Law or breach of the terms and conditions of this Agreement by a Party, its Affiliates or their respective directors, officers, employees or agents, this Section 14.3 shall not apply and Sections 14.1 and 14.2 will apply to the extent relevant. The Parties shall follow the procedures set forth in Section 14.4 and, solely for purposes of determining the procedure for the defense of such claim, Verve shall be deemed to be the Indemnifying Party under Section 14.4.

14.4	Claims for Indemnification.

14.4.1

A Person entitled to indemnification under this Article 14 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Third Party Action for which indemnification may be sought or, if earlier, upon the assertion of any such Action by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party Action as provided in this Section 14.4.1 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

14.4.2

Within [**] after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Action using counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.

14.4.3

The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.

14.4.4

The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

14.4.5

The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

14.5

Disclaimer of Liability. IN NO EVENT SHALL ANY PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY BEAM, VERVE OR ANY OF THEIR RESPECTIVE AFFILIATES IN CONNECTION WITH THIS AGREEMENT WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE; PROVIDED THAT THIS SECTION SHALL NOT RELIEVE EITHER PARTY FROM ITS INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT OR FROM ITS LIABILITY FOR ANY DAMAGES BASED UPON SUCH PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 11, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Article 15 TERM AND TERMINATION

15.1

Term. The term of this Agreement (the “Term”) will commence on the Effective Date and extend, unless this Agreement is terminated earlier in accordance with this Article 15, until the last to expire of any Royalty Term for any Product or Delivery Technology Product in the Territory. Following expiration of the Royalty Term for any Product or Delivery Technology Product in a given country, no further royalties will be payable in respect of sales of such Product or Delivery Technology Product, as applicable, in such country and, thereafter the license granted to Beam under Section 2.1.3 or to Verve under Section 2.1.1 or 2.1.4 as applicable, with respect to such Product or Delivery Technology Product in such country will automatically become fully paid-up, perpetual, irrevocable and royalty-free.

15.2

At-Will Termination by Verve. Notwithstanding anything contained herein to the contrary, Verve may terminate this Agreement as to any Licensed Product or Nuclease Product by ninety (90) days’ prior written notice to Beam at its sole discretion; provided that (a) with respect to a Licensed Product or Nuclease Product, Verve may not submit a notice of termination under this Section 15.2 unless and until Beam has either (i) submitted a written notice to Verve under this Agreement that it does not wish to exercise any Beam Opt-In Option with respect to such Product or (ii) not exercised the Beam Opt-In Option with respect to such Product in the relevant [**] period set forth in Section 5.1 and no longer has the right to so exercise under this Agreement, and (b) Verve may not terminate this Agreement pursuant to this Section 15.2 with respect to any Collaboration Product.

15.3	Termination for Cause. This Agreement may be terminated at any time during the Term:

15.3.1

upon written notice by either Party if the other Party is in breach of its material obligations under this Agreement and has not cured such breach within [**] after notice requesting cure of the breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the [**] cure period shall be tolled until such time as the dispute is resolved pursuant to Section 16.7; provided that in the event such breached material obligation does not relate to the Delivery Technology or a Delivery Technology Product, this Agreement will not be terminated under this Section 15.3.1 with respect to any rights or obligations related to Delivery Technology or a Delivery Technology Product; or

15.3.2

by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [**] after the filing thereof.

15.4

Termination for Patent Challenge. If the applicable Licensee or any of its Affiliates or sublicensees directly or indirectly brings, assumes or participates in, or knowingly, willfully or recklessly assists in bringing a Patent Challenge, then the following shall apply: (a) in the case of Beam as the Licensor, Beam may terminate this Agreement in its entirety immediately upon written notice to Verve; or (b) in the case of Verve as the Licensor, Verve may terminate the license granted to Beam pursuant to Section 2.1.3 immediately upon written notice to Beam. For the avoidance of doubt, any participation by the Licensee, any of its Affiliates or sublicensees or its or their employees in any claim, challenge or proceeding that the Licensee, such Affiliates or sublicensees or such employees are required to participate in pursuant to a subpoena or court order or participates in a proceeding that is initiated by a patent office and not at the instigation of the Licensee, such Affiliates or sublicensees or such employees shall not constitute a Patent Challenge under this Section 15.4 and shall not give rise to Licensor’s right to terminate any license hereunder. Notwithstanding anything to the contrary in this Agreement but only to the extent permitted by and consistent with the relevant Third Party Agreement (if any) under which the Challenged Patent Right is sublicensed to the Licensee, the Licensor shall not be entitled to exercise its termination rights pursuant to this Section 15.4 based upon any Patent Challenge by a sublicensee of the Licensee, if such Patent Challenge has been withdrawn or the Licensee has terminated such sublicense within [**] of the date on which the Licensor notifies the Licensee of its intent to exercise its termination rights pursuant to this Section 15.4.

15.5	Effects of Termination.

15.5.1

General. As of the effective date of termination of this Agreement with respect to a Product(s) or all Products in the case of termination of this Agreement in its entirety (each such Product, the “Terminated Product”), (a) all rights and licenses granted to Verve by Beam or its Affiliates under Article 2 will terminate with respect to the Terminated Product, (b) no later than [**] after the effective date of such termination, each Party shall return or cause to be returned to the other Party all Confidential Information in tangible form received from the other Party and all copies thereof; provided, however, that each Party may retain one copy of Confidential Information received from the other Party in its confidential files for record purposes and, unless this Agreement has been terminated by Verve under Section 15.3, Beam shall be permitted to maintain Confidential Information of Verve necessary or useful to exploit the Terminated Product(s) in accordance with its ongoing rights and subject to the confidentiality and non-use obligations under this Agreement, and (c) except for the surviving provisions set forth in Section 15.6, the rights and obligations of the Parties hereunder shall terminate as of the effective date of termination.

15.5.2	Other Effects of Termination. Except for termination of this Agreement by Verve under Section 15.3,

(a)

Where permitted by Applicable Law, upon written request, Verve shall assign to Beam all of its right, title and interest in and to, and transfer possession to Beam of, all Regulatory Documentation (including, for clarity, regulatory approvals) then in its name applicable to any Terminated Product other than (i) an Independent Product that is not a Collaboration Product or (ii) a former Collaboration Product for which Beam exercised the Beam Opt-Out Option if Verve has terminated this Agreement within [**] following Beam’s exercise of such Beam Opt-Out Option (such Terminated Product, other than as described in the foregoing clauses (i) and (ii), a “Terminated Reversion Product”), in the same form in which Verve maintains such Regulatory Documentation, and upon request execute and deliver such additional documents or instruments reasonably necessary to effect such transfer, in each case at Beam’s cost and expense;

(b)

Upon written request, Verve shall grant and hereby grants, and shall cause its Affiliates to grant, to Beam an exclusive (even as to Verve and its Affiliates), perpetual, irrevocable, royalty-bearing (as set forth in and subject to this Section 15.5.2(b)) license under the Patent Rights and Know-How Controlled by Verve or its Affiliates as of the effective date of termination that either (i) claim or cover the composition, use or manufacture of the applicable Terminated Reversion Product(s) or (ii) were otherwise used or practiced in the Development, Manufacture, Commercialization or exploitation of the Terminated Reversion Product(s) on or prior to the effective date of termination (collectively, “Post-Termination Licensed Technology”), solely to Develop, Manufacture, Commercialize or otherwise exploit such Terminated Reversion Product(s) in the Field in the Territory, provided, however, that in the case of any such Patent Right or Know-How that requires payment to a Third Party pursuant to an applicable license or other agreement, such Patent Right or Know-How shall be [**] to such Third Party as a result of Beam’s exercise of such license. Unless Beam terminates this Agreement for Verve’s material breach of this Agreement under Section 15.3.1 (in which case no royalties are owed), Beam will pay Verve royalties equal to [**] percent ([**]%) of the annual aggregate Net Sales resulting from the sale of each such Terminated Reversion Product in the Field in the Territory and such royalties will be due to Verve, on a Product-by-Product and country-by-country basis for the duration of the Royalty Term for the applicable Terminated Reversion Product in the applicable country as if this Agreement had stayed in effect. [**].

(c)

Unless expressly prohibited by any Regulatory Authority, upon written request of Beam, Verve shall transfer control to Beam conduct of any Clinical Trials of such Terminated Reversion Product(s) being conducted as of the effective date of termination and continue to conduct such Clinical Trial(s) in accordance with a budget and plan agreed upon by the Parties, at Beam’s cost and expense, for up to [**] to enable such transfer to be completed without interruption of such Clinical Trial(s); provided that Beam shall not have any obligation to continue any Clinical Trial unless required by Applicable Law;

(d)

To the extent that, as of the effective date of termination of this Agreement, Verve has existing and ongoing contracts with Third Parties related to the Development, Manufacture or Commercialization of the Terminated Reversion Product(s), at the written request of Beam, Verve will use good faith commercially reasonable efforts to transfer such contracts and arrangements to Beam, including using good faith commercially reasonable efforts to assign contracts and arrangements to Beam in part or facilitate separate arrangements with Beam if such contracts and arrangements relate to more than solely the Terminated Reversion Product(s);

(e)

At Beam’s written request, Verve shall deliver such quantities of the applicable Terminated Reversion Product(s) that Verve or its Affiliates has in its respective inventory or control (including inventory in its control on the premises of a Third Party subcontractor) as of the date of Beam’s request; provided that Beam shall reimburse Verve for the Cost of Goods Manufactured and the costs of shipping and handling with respect to such quantities; provided further that, with respect to a Collaboration Product, Beam shall only be obligated to reimburse Verve for any portion of the costs thereof not previously reimbursed pursuant to this Agreement.

(f)

If Beam does not manufacture the applicable Terminated Reversion Product(s) either itself or on its behalf, Verve shall supply to Beam such reasonable quantities of such Terminated Reversion Product(s) as Beam indicates in written forecasts and orders from time to time, until the earlier of (i) such time as Beam has established an alternative, validated source of supply for such Terminated Reversion Product(s) and (ii) the [**] of the effective date of termination of this Agreement. The costs to Beam for supply of such Terminated Reversion Product(s) from Verve shall be equal to Verve’s Cost of Goods Manufactured for such Terminated Reversion Product(s) [**]. Notwithstanding anything to the contrary in this Agreement, if any such Terminated Reversion Product is manufactured for Verve by a Third Party contract manufacturer pursuant to a written contract, then Verve may satisfy its obligations pursuant to this Section 15.5.2(f) with respect to such Terminated Reversion Product by assigning its rights and obligations under such contract (or the portion of such contract pertaining to such Terminated Reversion Product) to Beam.

(g)

Verve shall, at the written request and expense of Beam, provide Beam with such assistance as is reasonably necessary to effectuate a smooth and orderly transition to Beam or its designee of any Development, Manufacture and Commercialization activities relating to the applicable Terminated Reversion Product(s) so as to minimize the disruption of such activities, provided, however, that Verve shall not be obligated to initiate any new substantive activity, distinct from any previously ongoing substantive activity, that would itself create any new obligations on the part of Verve that would continue following such termination. Further, upon Beam’s written request, Verve shall make its personnel reasonably available to provide such technical assistance, at no cost to Beam (except for reimbursement of Verve’s direct out of pocket costs therefor), as may reasonably be requested to transfer all Manufacturing technology Controlled by Verve or its Affiliates that is or had been used by or on behalf of Verve and its Affiliates in connection with the Manufacture of any Terminated Reversion Product.

15.5.3

Termination for Bankruptcy. If this Agreement is terminated by either Party pursuant to Section 15.3.2, all licenses and rights to licenses granted under or pursuant to this Agreement by the non-terminating Party to the terminating Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the

United States Bankruptcy Code (the “Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that the terminating Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against the non-terminating Party under the Code, the terminating party shall be entitled to a complete duplicate of or complete access to, any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to the terminating Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the terminating Party, unless the non-terminating Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the non-terminating Party upon written request therefor by the terminating Party. The foregoing provisions of Section 15.5.3 are without prejudice to any rights that either Party may have arising under the Code or other Applicable Law.

15.6

Effect of Termination; Survival. Termination of this Agreement shall not relieve the Parties of any obligation accruing upon or prior to such termination. Any termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement upon or prior to termination, including without limitation (a) obligations to pay any license fees or milestones that accrue under this Agreement upon or prior to termination and (b) the obligation to share Shared Costs incurred prior to such termination in accordance with this Agreement, and to share the Collaboration Territory Revenue from Products sold prior to such termination, in the case of both clause (a) and (b) above, in accordance with the provisions of Article 10. The provisions of Article 11 shall survive the termination of this Agreement and shall continue in effect for [**] following such termination. In addition, the provisions of Section 2.2.4, Section 2.2.5(c), Section 2.6.3 (Unauthorized Use of Party Materials), Section 2.6.4 (Title to Party Materials; Return), Section 10.6 (Currency Exchange) (solely with respect to Terminated Reversion Products), Section 10.7 (Record-Keeping and Audit), Section 10.8 (Income Tax Withholding) (solely with respect to Terminated Reversion Products and payment obligations accrued under this Agreement upon or prior to termination), Section 10.9 (Late Payments) (solely with respect to Terminated Reversion Products and payment obligations accrued under this Agreement upon or prior to termination), Section 13.1 (Ownership of Intellectual Property), Section 13.2.4, Section 13.3 (Enforcement and Defense of Beam Patent Rights) (solely with respect to Joint Collaboration Patent Rights), Section 13.4 (Enforcement and Defense of Verve Patent Rights, Product-Specific Patent Rights or Joint Collaboration Patent Rights) (solely with respect to Joint Collaboration Patent Rights), Article 14 (Indemnification), Section 15.5 (Effects of Termination), this Section 15.6 (Effect of Termination; Survival), and Article 16 (Miscellaneous) shall each survive termination of this Agreement in its entirety and all definitions relating to the foregoing, shall survive any termination of this Agreement.

Article 16 MISCELLANEOUS

16.1

Use of Affiliates. Either Party shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates. In addition, in each case where a Party’s Affiliate has an obligation pursuant to this Agreement or performs an obligation pursuant to this Agreement, (a) such Party shall cause and compel such Affiliate to perform such obligation and comply with the terms of this Agreement and (b) any breach of the terms or conditions of this Agreement by such Affiliate shall be deemed a breach by such Party of such terms or conditions, for which such Party is liable.

16.2

Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules shall be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

16.3

Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party or any of its Affiliates, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any Governmental Authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to resume performance.

16.4

Assignment. Except as provided in this Section 16.4 and Section 2.2.3, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (a) Verve or Beam may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate, in whole or in part and (b) any Party may assign this Agreement and its rights and obligations hereunder, in whole or in part, in connection with the transfer or sale of all or substantially all of its assets related to the subject matter of this Agreement, or in the event of its merger or consolidation or change in control or similar transaction. Any attempted assignment not in accordance with this Section 16.4 shall be void and unenforceable. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

16.5

Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

16.6

Notices. All notices which are required or permitted pursuant to this Agreement shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Beam:	Beam Therapeutics Inc. 26 Landsdowne Street Cambridge, MA 02139 Email: [**] Attn: CEO

With a copy to:	Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 Telephone: [**] Facsimile: [**] E-mail: [**] Attn: Marc A. Rubenstein

If to Verve:	Verve Therapeutics, Inc. 26 Landsdowne Street Cambridge, MA 02139 E-mail: [**] Attn: President

With a copy to:	Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304 Telephone: [**] Facsimile: [**] E-mail: [**] Attn: Lowell A. Segal or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing, if sent by mail.

16.7

Dispute Resolution. If any dispute between the Parties arises out of or relates to this Agreement, other than a dispute within the JSC to be resolved as set forth in Section 3.3.3, (a “Dispute”), either Party by written notice to the other Party may have such issue referred for resolution to the Senior Officers. The Senior Officers shall meet promptly to discuss the matter submitted and to determine a resolution. If the Senior Officers are unable to resolve the Dispute within [**] after it is referred to them, then the Parties may pursue all other rights and remedies available to them under this Agreement, including the right to terminate this Agreement, and the matter shall, upon written notice of either Party to the other Party, be resolved by final, binding arbitration in accordance with Section 16.8.

16.8

Governing Law and Arbitration. This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts and the patent laws of the United States, in each case without giving effect to any choice or conflict of law provision. Any arbitration of a Dispute shall be conducted by the American Arbitration Association (“AAA”) under its rules of arbitration then in effect, except as modified in this Agreement. The arbitration shall be conducted in the English language, by a single arbitrator. If the Parties are unable to agree on an arbitrator, the arbitrator shall be selected in accordance with the AAA rules, or if the AAA rules do not provide for such selection, by the chief executive of AAA. At either Party’s election, the arbitrator shall engage an independent expert with experience in the subject matter of the Dispute to advise the arbitrator, but final decision making authority shall remain in the arbitrator. The arbitrator shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery, provided that the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the Dispute. The Parties and the arbitrator shall use reasonable efforts to complete any such arbitration within [**]. The Parties agree that the decision of the arbitrator shall be the binding remedy between them regarding the Dispute presented to the arbitrator, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. Unless otherwise agreed by the Parties, the arbitration proceedings shall be conducted in Boston, Massachusetts. The Parties shall share equally the cost of the arbitration filing and hearing fees, the cost of an independent expert retained by the arbitrator and the cost of the arbitrator and administrative fees of AAA. Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses. Each Party agrees not to commence any legal proceedings based upon or arising out of this Agreement in a court of law, except that a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss or damage on a provisional basis, pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of any Dispute pursuant to this Section 16.8.

16.9

Entire Agreement; Amendments. This Agreement, together with the Schedules hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof are superseded by the terms of this Agreement, including (a) the Existing Confidentiality Agreement; provided that nothing in this Section 16.9 shall affect a Party’s ability to enforce the terms of the Existing Confidentiality Agreement with respect to the subject matter hereof for actions or omissions taking place prior to the Effective Date, and (b) the Material Transfer Agreement. The Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of each of the Parties.

16.10

Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

16.11

Independent Contractors. It is expressly agreed that Beam and Verve shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency, provided, in the event Beam exercises any Beam Opt-In Option, the Parties shall confer and determine by mutual written agreement whether the Parties have entered into a partnership solely for U.S. income tax purposes. Neither Beam nor Verve shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

16.12

Waiver. The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

16.13

Cumulative Remedies. Except as expressly set forth in this Agreement, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

16.14

Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

16.15

Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

16.16

Counterparts. This Agreement may be signed in any number of counterparts (facsimile and electronic transmission included), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. After facsimile or electronic transmission, the parties agree to execute and exchange documents with original signatures upon written request by either Party. Counterpart signatures delivered via facsimile or e-mail in PDF or similar electronic format shall have the same binding effect as original signatures.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

VERVE THERAPEUTICS, INC.		BEAM THERAPEUTICS INC.

BY:	/s/ Andrew Ashe	BY:	/s/ John Evans
NAME:	Andrew Ashe	NAME:	John Evans
TITLE:	President and Chief Operating Officer	TITLE:	Chief Executive Officer

[Signature Page to Collaboration and License Agreement]